Exhibit 99.2

LEWIS AND ROCA
Attn: Robert McKirgan, Esq.
40 North Central Avenue
Phoenix, AZ  85004-4429

      - and -

KLEE, TUCHIN, BOGDANOFF & STERN LLP
Attn: Kenneth N. Klee, Esq.
      Mette H. Kurth, Esq.
      Deborah J. Saltzman, Esq.
1880 Century Park East, Suite 200
Los Angeles, CA  90067

                         UNITED STATES BANKRUPTCY COURT

                           FOR THE DISTRICT OF ARIZONA

----------------------------------
                                    Chapter 11

In re:                              Case Nos.  00-04447 through 00-04448-ECF-CGC

EINSTEIN/NOAH BAGEL CORP., et al.,  Jointly Administered

           Debtors.

EID #84-1294908
----------------------------------

            DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN OF
            REORGANIZATION OF EINSTEIN/NOAH BAGEL CORP. AND
            EINSTEIN/NOAH BAGEL PARTNERS, L.P. PROPOSED BY GERALD K. SMITH AS TRUSTEE FOR THE BOSTON CHICKEN PLAN TRUST


Dated: April 2, 2001
       Phoenix, Arizona

                                   DISCLAIMER

     THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT RELATES TO THE JOINT PLAN OF REORGANIZATION WITH RESPECT TO EINSTEIN/NOAH BAGEL CORP. AND EINSTEIN/NOAH BAGEL PARTNERS, L.P., PROPOSED BY GERALD K. SMITH, AS TRUSTEE FOR THE BOSTON CHICKEN PLAN TRUST. THIS INFORMATION IS INCLUDED HEREIN TO EXPLAIN TO HOLDERS OF CLAIMS AND INTERESTS THEIR PROPOSED TREATMENT UNDER THE PLAN AND TO SOLICIT ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY OTHER PURPOSE.

     ALL CREDITORS AND INTEREST HOLDERS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED OR REFERRED TO IN THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER LAWS GOVERNING DISCLOSURE OUTSIDE THE CONTEXT OF CHAPTER 11 OF THE BANKRUPTCY CODE. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

     AS TO THE CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, EINSTEIN/NOAH BAGEL CORP., EINSTEIN/NOAH BAGEL PARTNERS, L.P., OR THEIR AFFILIATES.

     CERTAIN INFORMATION CONTAINED WITHIN THIS DISCLOSURE STATEMENT, PARTICULARLY WITH RESPECT TO THE DESCRIPTION OF THE DEBTORS AND THEIR BUSINESS AND THE CHAPTER 11 CASES, HAS BEEN TAKEN FROM THE DEBTORS' "DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN OF REORGANIZATION OF EINSTEIN/NOAH

BAGEL CORP. AND EINSTEIN/NOAH BAGEL PARTNERS, L.P.," DATED AUGUST 7, 2000, AND APPROVED BY BANKRUPTCY COURT ORDER DATED JULY 28, 2000, AS CONTAINING ADEQUATE INFORMATION. SEE SECTION V.B.5 HEREIN. THE TRUSTEE HAS NOT INCORPORATED HEREIN ALL OF THE INFORMATION CONTAINED WITHIN THE DEBTORS' DISCLOSURE STATEMENT AND CAN MAKE NO REPRESENTATION WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. THE DEBTORS' DISCLOSURE STATEMENT IS ON FILE WITH THE CLERK OF THE BANKRUPTCY COURT, DOCKET NUMBER 434, AND MAY BE VIEWED ONLINE THROUGH THE COURT'S ELECTRONIC CASE FILING AT http://www.azb.uscourts.gov OR, ALTERNATELY, MAY BE OBTAINED FOR A FEE COVERING THE COST OF DUPLICATION AND MAILING BY CONTACTING MARILYN SCHOENIKE, LEWIS AND ROCA, 40 N. CENTRAL, PHOENIX, ARIZONA 85004-4429, TELEPHONE 602-262-5314.

     APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A RULING ON THE MERITS, FEASIBILITY OR DESIRABILITY OF THE PLAN. THE TRUSTEE URGES ALL HOLDERS OF VOTING INTERESTS TO VOTE IN FAVOR OF THE PLAN BECAUSE HE BELIEVES THAT THE PLAN MAXIMIZES THE VALUE OF AND MINIMIZES DELAY IN RECOVERIES ON ACCOUNT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS AND DISTRIBUTES VALUE THAT IS GREATER THAN WOULD BE RECEIVED BY CREDITORS AND EQUITY SECURITY HOLDERS IF THE DEBTORS' ASSETS WERE SOLD PURSUANT TO SECTION 363(b) OF THE BANKRUPTCY CODE.

                                TABLE OF CONTENTS

                                                                         PAGE(S)
                                                                         -------

I.    INTRODUCTION..........................................................   1

II.   VOTING INSTRUCTIONS AND PROCEDURES....................................   1

      A.   Definitions......................................................   1

      B.   Notice to Holders of Claims and Interests........................   1

      C.   General Voting Procedures, Ballots, and Voting Deadline..........   2

      D.   Questions About Voting Procedures................................   3

      E.   Confirmation Hearing and Deadline for Objections
           to Confirmation..................................................   3

III.  DESCRIPTION OF THE DEBTORS AND THEIR BUSINESS.........................   4

      A.   Overview of Debtors' Business Operations.........................   5

      B.   Events Leading To Debtors' Chapter 11 Filings....................  10

      C.   Need for Restructuring and Chapter 11 Relief.....................  12

      D.   The Bagel Funding Put Right......................................  12

      E.   The 1997 Transactions............................................  15

      F.   The Prepetition Credit Facility..................................  15

      G.   Debentures.......................................................  16

      H.   Current Corporate Structure of the Debtors.......................  17

      I.   Management of the Debtors........................................  17

V.    THE CASES.............................................................  18

      A.   Continuation of Business; Stay of Litigation.....................  18

      B.   Significant Events During the Case...............................  18

VI.   SUMMARY OF THE PLAN OF REORGANIZATION.................................  24

      A.   Classification and Treatment of Claims and Interests.............  24

      B.   Other Provisions of the Plan.....................................  29

                                                                         PAGE(S)
                                                                         -------

      C.   Means for Implementation of the Plan.............................  31

      D.   Distributions....................................................  33

      E.   Conditions to Confirmation and/or Consummation of the Plan.......  37

      F.   Waiver of Conditions to Confirmation and/or Consummation.........  37

      G.   Retention of Jurisdiction........................................  37

      H.   Preservation of Causes of Action.................................  38

      I.   Substantive Consolidation........................................  39

      J.   Miscellaneous Matters............................................  39

VII.  CERTAIN FACTORS TO BE CONSIDERED......................................  42

      A.   General Considerations...........................................  42

      B.   Certain Bankruptcy Considerations................................  43

      C.   Inherent Uncertainty of Financial Projections....................  43

      D.   Dividends........................................................  44

      E.   Access to Financing..............................................  44

      F.   Competition......................................................  44

      G.   Claims Estimations...............................................  44

      H.   Regulatory Issues................................................  44

VIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...................  44

      A.   Federal Income Tax Consequences to ENBC..........................  45

      B.   Federal Income Tax Consequences to Holders of Interests
           and Claims.......................................................  46

IX.   FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST...................  46

      A.   Feasibility of the Plan..........................................  46

      B.   Acceptance of the Plan...........................................  47

      C.   Best Interests Test..............................................  47

                                                                         PAGE(S)
                                                                         -------

      D.   Application of the Best Interests Test to the Liquidation
           Analysis and the Valuation of Reorganized Debtors................  48

      E.   Confirmation Without Acceptance of All Impaired Classes:
           The "Cram down" Alternative......................................  48

X.    RESALE OF SECURITIES RECEIVED UNDER THE PLAN..........................  50

XI.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.............  50

      A.   Continuation of the Bankruptcy Case..............................  51

      B.   Alternative Plans of Reorganization..............................  51

      C.   Liquidation under Chapter 7 or Chapter 11........................  51

XII.  VOTING REQUIREMENTS...................................................  52

      A.   Parties in Interest Entitled to Vote.............................  53

      B.   Voting Instructions..............................................  53

XIII. CONCLUSION............................................................  54

      A.   Hearing on and Objection to Confirmation.........................  54

      B.   Recommendation...................................................  55

                                 I. INTRODUCTION

     Gerald K. Smith, as trustee of the Boston Chicken Plan Trust submits this Disclosure Statement with respect to the Joint Plan of Reorganization of Einstein/Noah Bagel Corp. and Einstein/Noah Bagel Partners, L.P. proposed by the Trustee pursuant to section 1121(c) of the Bankruptcy Code. ENBC and Bagel Partners filed voluntary petitions under chapter 11 of the Bankruptcy Code on April 27, 2000 ("Petition Date"). Following the Petition Date to the present, the Debtors have continued to operate their business and control their assets as "debtors-in-possession." The Disclosure Statement discusses the operations of the Debtors, projections for future operations, risk factors, a summary and analysis of the Plan and certain matters relating to the reorganization of the Debtors. In addition, this Disclosure Statement discusses the confirmation process and voting procedures.

     The reorganization cases of the Debtors have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the United States Bankruptcy Court for the District of Arizona.

     Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.

                     II. VOTING INSTRUCTIONS AND PROCEDURES

A.   DEFINITIONS

     Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.

B.   NOTICE TO HOLDERS OF CLAIMS AND INTERESTS

     This Disclosure Statement is being transmitted to the Holders of certain Interests for the purpose of soliciting votes on the Plan and to others for informational purposes. The purpose of this Disclosure Statement is to provide adequate information to enable the Holder of an Interest in one or both of the Debtors to make a reasonably informed decision with respect to the Plan prior to exercising the right to vote to accept or reject the Plan.

     By order dated April__, 2001, the United States Bankruptcy Court for the District of Arizona approved this Disclosure Statement as containing information in sufficient detail and of a kind adequate to enable the Holders of certain Interests to make an informed judgment with respect to voting on the Plan. THE COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE COURT.

This Disclosure Statement contains important information about the Plan and developments concerning the Case. ALL HOLDERS OF INTERESTS IN CLASS 7 ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Cases.

     THIS DISCLOSURE STATEMENT AND SOLICITATION PACKAGE ARE THE ONLY DOCUMENTS AUTHORIZED BY THE COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors or the Plan other than the information contained herein.

     CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT BY ITS NATURE IS FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the projections set forth in Appendix 1 attached hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Trustee does not intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Trustee does not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement does not under any circumstances imply that the information herein is correct or complete as of any time subsequent to the date hereof.

     EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

C.   GENERAL VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE

     Classes 1, 2, 3, 4, 5A, 5B and 6 are not Impaired under the Plan and, therefore, are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Classes 7 and 8 are Impaired under the Plan. Since the Holders of Old Options and Subordinated Securities Claims in Class 8 will not receive or retain any property under the Plan on account of their Interests and Claims, as applicable, Class 8 is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote. Accordingly, a Ballot for acceptance or rejection of the Plan is being provided only to Holders of Equity Interests in Class 7 under the Plan.

     Each Holder of an Equity Interest in Class 7 who receives this Disclosure Statement should read it and the Plan, together with all exhibits, in their entirety. After carefully reviewing these documents, please indicate your vote with respect to the Plan on the enclosed Ballot and return it in the envelope provided to Logan & Company, Inc., 546 Valley Road, Upper Montclair, NJ 07043.

     In voting for or against the Plan, please use only the Ballot sent to you with this Disclosure Statement. If you are a member of Class 7 and did not receive a Ballot, if your Ballot is damaged or lost, or if you have any questions concerning voting procedures, please call Logan & Company, Inc., at 973-509-3190. You must provide all of the information requested by the appropriate Ballot(s). Failure to do so may result in the disqualification of your vote on such Ballot(s). Facsimile Ballots will be accepted only if they are followed by originals RECEIVED by the balloting agent, as set forth below, before the Confirmation Hearing.

     IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED BY LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NEW JERSEY 07043, NO LATER THAN APRIL 25, 2001 AT 5:00 P.M. (PREVAILING NEW JERSEY TIME) (THE "VOTING DEADLINE"). BALLOTS RECEIVED AFTER SUCH TIME WILL NOT BE COUNTED. BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO THE TRUSTEE, THE COURT, OR COUNSEL TO THE TRUSTEE.

D.   QUESTIONS ABOUT VOTING PROCEDURES

     If (a) you have any questions about (i) the procedure for voting your Interest, (ii) the packet of materials that you have received, or (iii) the amount of your Interest or (b) you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact Logan & Company, Inc., 546 Valley Road, Upper Montclair, New Jersey 07043, telephone 973-509-3190.

     FOR FURTHER INFORMATION AND INSTRUCTIONS ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE "VOTING REQUIREMENTS."

E.   CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION

     Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Court has scheduled the hearing to consider confirmation of the Plan for May 9, 2001, at __________, __.m. (prevailing Arizona time) before The Honorable Charles G. Case, II, United States Bankruptcy Judge, at the United States Bankruptcy Court for the District of Arizona, 2929 North Central Avenue, 10th Floor, Courtroom 6, Phoenix, Arizona 85067 ("Confirmation Hearing"). The Confirmation Hearing may be adjourned from time to time by the Court without further notice except the announcement of the adjournment date made at the Hearing or at any subsequent adjourned Confirmation Hearing. The Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Court and served so that they are RECEIVED on or before April 25, 2001, by:

COUNSEL FOR THE TRUSTEE

Lewis and Roca
40 North Central Avenue
Phoenix, Arizona  85004-4429
Attn: Robert McKirgan, Esq. (rmckirgan@lrlaw.com)

     - and -

Klee, Tuchin, Bogdanoff & Stern LLP
1880 Century Park East, Suite 200
Los Angeles, California  90067
Attn: Kenneth N. Klee, Esq. (kklee@law.ucla.edu)
      Mette H. Kurth, Esq. (mkurth@ktbslaw.com)
      Deborah J. Saltzman, Esq. (dsaltzman@ktbslaw.com)

(Note: Klee, Tuchin, Bogdanoff & Stern LLP does not accept service by electronic mail.)

COUNSEL FOR DEBTORS

Skadden, Arps, Slate, Meagher & Flom (Illinois)
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606-1285
Attn: J. Eric Ivester (eivester@skadden.com)
      John K. Lyons (jlyon@skadden.com)
      Amar S. Bhachu (abhachu@skadden.com)

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Attn: Alesia Ranney-Marinelli (aranney@skadden.com)

     - and -

Greenberg Traurig LLP
One East Camelback Road
Phoenix, Arizona 85012
Attn: Charles R. Sterbach (sterbachc@gtlaw.com)

UNITED STATES TRUSTEE

The Office of the United States Trustee
2929 N. Central Avenue, Room 700
Phoenix, Arizona 85012
Attn: Richard J. Cuellar (ric.j.cuellar@usdoj.gov)

               III. DESCRIPTION OF THE DEBTORS AND THEIR BUSINESS

THE FOLLOWING FACTUAL STATEMENTS HAVE BEEN DERIVED LARGELY FROM PLEADINGS AND OTHER DOCUMENTS PREPARED BY OR ON BEHALF OF THE DEBTORS, AND THE PROPONENT DOES NOT ADOPT OR VOUCH FOR THE ACCURACY OF THOSE STATEMENTS BY VIRTUE OF THEIR INCLUSION HEREIN.

A.   OVERVIEW OF DEBTORS' BUSINESS OPERATIONS

     1.   SUMMARY OF THE DEBTORS' PREPETITION BUSINESS PRACTICES

     The Debtors own and operate specialty retail stores that feature fresh-baked bagels, proprietary cream cheeses, specialty coffees and teas, and creative soups, salads and sandwiches, primarily under the EINSTEIN BROS. BAGELS and NOAH'S NEW YORK BAGELS brand names (the "Business"). With over 460 specialty retail stores nationwide as of the Petition date, the Debtors claim to be the single largest operator of specialty retail stores in their market segment. ENBC maintains its corporate support center in Golden, Colorado.

     ENBC's primary brand, EINSTEIN BROS. BAGELS, was developed by ENBC after it was formed in March 1995. The NOAH'S NEW YORK BAGELS brand was acquired by ENBC in February 1996.

     ENBC and Bagel Partners conduct the Debtors' operations, and the relationship between ENBC and Bagel Partners is governed by certain agreements between them. Bagel Partners is the ultimate lessee of the Debtors' store locations and owns most of the equipment located at the stores. In particular, of the Debtors' 465 stores, as of July 1, 2000, ENBC directly leased 223 stores from landlords and the General Partner directly leased 64 stores from landlords, all of which stores are subleased to Bagel Partners through written or unwritten subleases. ENBC also either licenses from the General Partner under the Trademark License Agreement or owns the brand names and other intellectual property that are critical to the identity and operation of the Business. ENBC also licenses or sublicenses the intellectual property to Bagel Partners. Additionally, ENBC provides critical support services, including marketing, operations, and systems support, for use in store operations and provides the services of employees to operate the stores. To pay for the licenses, services, and employees, Bagel Partners remits royalties and service payments to ENBC pursuant to license and service agreements. These royalties and service payments constitute a substantial portion of ENBC's revenues and are used, among other things, (i) to pay employees, including ENBC employees who work at the Bagel Partners stores, and (ii) to repay borrowings used by both entities. According to the Debtors, the royalty payments received from Bagel Partners attributable to intellectual property licensed by the General Partner to ENBC under the Trademark License Agreement are reflected on ENBC's books as an intercompany payable to the General Partner.

     A key component of the Debtors' product strategy has been to offer fresh-baked bagels, produced using proprietary processes that allow for maximum inclusion of high quality ingredients, such as whole blueberries, raisins and nuts. Bagels are offered in a wide variety of both traditional and creative flavors and are baked using steamed-baking processes.

     The Debtors' stores also offer consumers a line of traditional and creative flavors of cream cheese and an extensive line of beverages featuring branded coffees and teas, fruit teas, bottled and fountain sodas, juices and waters. The menu also includes creative soups, salads and sandwiches offering customers a variety of lunch alternatives, as well as branded retail products that support the major menu categories, including ground and whole bean coffee, teas, bagel chips, coffee mugs and other items. Stores are typically in leased locations of approximately 2,000 square feet, and have substantial indoor seating and, when practical, additional outdoor seating.

     2.   MARKETING AND COMPETITION

     The Debtors use traditional marketing and advertising methods, including radio, newspapers and other print media (including use of free-standing inserts and promotional coupons), signage, direct mail and in-store point-of-purchase displays to promote both the EINSTEIN BROS. BAGELS and NOAH'S NEW YORK BAGELS brands.

     The food service industry is intensely competitive with respect to food quality, concept, convenience, location, customer service and value. In addition, there are many well-established food service competitors with substantially greater financial and other resources and substantially longer operating histories than the Debtors' operations. Many of such competitors are less dependent than the Debtors on a single, primary product. The Debtors compete with other bagel retailers and bakeries, specialty coffee retailers, including STARBUCKS, and other "fast casual" food service retailers, including PANERA BREAD, CORNER BAKERY and CHIPOTLE MEXICAN GRILL. The Debtors also compete with fast-food restaurants, delicatessens, take-out food service companies, supermarkets and convenience stores. In addition, the Debtors believe that the start-up costs associated with retail bagel and similar service establishments are not a significant impediment to entry into the retail bagel business. EINSTEIN BROS. BAGELS and NOAH'S NEW YORK BAGELS brands compete favorably in the important factors of food quality, convenience, customer service and value.

     Food service businesses often are affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of product, and the type, number and location of competing restaurants. Multi-unit food service businesses such as the Debtors can also be substantially adversely affected by publicity resulting from food quality, illness, injury or other health concerns (including food-borne illness claims) or operating issues stemming from one store or a limited number of stores, whether or not the Debtors are liable. Claims relating to foreign objects in food, food-borne illness or operating issues are common in the food service industry, and a number of such claims may exist at any given time. Dependence on frequent deliveries of produce and supplies also subjects food service businesses such as the Debtors to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality and cost of ingredients. In addition, material changes in, or the Debtors' failure to comply with, applicable federal, state and local government regulations, and factors such as inflation, increased food, labor and employee benefit costs, regional weather conditions and unavailability of an adequate number of experienced managers and hourly employees may also adversely affect the food service industry in general and the Debtors' results of operations and financial condition in particular.

     3.   VENDORS

     ENBC is party to an agreement with Harlan Bagel Supply Company, L.L.C. ("Harlan"). Under the agreement, Harlan has agreed to sell frozen bagel dough to ENBC and its franchisees (I.E., Bagel Partners) at a price equal to the cost of ingredients and packaging, a predetermined allowance for product losses, and a fixed toll charge (which is subject to adjustment for inflation, changes in formulations, specifications or procedures required by ENBC or failure of ENBC to purchase certain minimum numbers of bagels). ENBC also leases to Harlan certain equipment owned by ENBC. Harlan has granted to ENBC an option to acquire all of the assets of Harlan at a formula price equal to a multiple of Harlan's profits from sales of products under the supply agreement, which option is exercisable through the term of the supply agreement or the equipment lease agreement (currently April 2005) in the event of a default under the equipment lease agreement or a default under Harlan's third-party loan agreements of other debt obligations.

     ENBC has a long-term distribution agreement (the "Marriott Agreement") with Marriott Distribution Services, Inc. ("Marriott"), which provides for distribution of food, beverages and supplies to the Bagel Partners stores at a negotiated fixed mark-up above cost. The Bagel Partners stores purchase the majority of their products and supplies from Marriott. The Marriott Agreement was assumed by ENBC on July 27, 2000.

     Bagel Partners purchases goods and services used to operate its stores from approximately 3,000 vendors. The bulk of goods used in store operations are supplied by Marriott, which provides almost 90% of the ingredients for food, beverage, and paper products sold in the Debtors' stores. Marriott, in turn, purchases product from other suppliers either through its own direct contracts or through contracts between the Debtors and third parties. Marriott and most of the Debtors' other larger vendors have entered into written contracts with the Debtors and supply product on 30-day credit terms. Typically, a vendor will enter into a contract with ENBC pursuant to which the vendor will supply goods or services directly to Bagel Partners stores. In certain instances, the vendor will agree not to seek payment from ENBC for the goods and services supplied to Bagel Partners but will rather look solely to Bagel Partners for payment.

     A number of Coca Cola Bottlers (the "Coca Cola Bottlers") are also significant suppliers and provide most of the beverages sold in the stores that are not supplied through Marriott. The Coca Cola Bottlers supply canned or bottled beverages to the stores, generally through purchase orders with 15-day credit terms subject to a marketing agreement between ENBC and The Coca Cola Company. Most of the remaining vendors of Bagel Partners supply product on a per order basis with 30-day credit terms and do not have long-term contracts with Bagel Partners. Many of these vendors are local vendors that supply fresh produce to the stores or provide maintenance or other local services to the stores. Very few vendors in this group have written contracts with the Debtors.

     ENBC uses a number of vendors to provide services in connection with the Business. Prior to the Petition Date, the Debtors began to implement a significant capital improvement program to refurbish certain of the stores and move into ENBC's corporate support center. The capital improvement program also entails a significant upgrade to ENBC's information systems. The new upgrades are targeted for full implementation by June 2001. In connection with this program, ENBC employs a number of contractors and information service providers, some of whom perform services pursuant to written contracts. The contractors and information service providers are, for the most part, paid on 30-day credit terms.

     The Debtors may be subject to shortages or interruptions in supply caused by transportation strikes, adverse weather or other conditions, which could adversely affect the quality, availability and cost of ingredients.

     4.   TRADEMARKS AND OTHER PROPRIETARY RIGHTS

     ENBC owns or licenses from the General Partner a number of trademarks and service marks that have been registered with the United States Patent and Trademark Office, including EINSTEIN BROS(R) and NOAH'S NEW YORK BAGELS(R). In addition, ENBC and the General Partner have federal trademark applications pending for a number of trademarks and service marks. ENBC and the General Partner have applied to register NOAH'S NEW YORK BAGELS in more than 30 foreign countries and EINSTEIN BROS. in approximately 70 foreign countries. Most of the applications pending in the United States and foreign countries were filed in 1995 and 1996. ENBC has not yet obtained federal registrations for certain of the trademarks and service marks used in its business, and there can be no assurance that such registrations will be obtained.

     5.   GOVERNMENT REGULATION

     The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and building and zoning requirements. The Debtors are subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. The failure to obtain or retain food licenses, or increases in employee benefit costs or other costs associated with employees, could adversely affect the Debtors.

     6.   DEBTORS' RELATIONSHIP WITH BOSTON CHICKEN, INC.

     On October 5, 1998, Boston Chicken, Inc. ("BCI"), the owner of approximately 51% of the outstanding shares of common stock of ENBC, filed a voluntary petition for protection under chapter 11 of the Bankruptcy Code. BCI has an option that permits it to maintain ownership of shares of common stock having up to 52% of the voting power of all shares of capital stock of ENBC having the power generally to vote in the election of directors. On May 15, 2000, the Court entered an order confirming BCI's third amended plan of reorganization filed May 3, 2000 (the "Boston Chicken Plan"). The Boston Chicken Plan was substantially consummated on May 26, 2000. Pursuant to the Boston Chicken Plan, the shares of ENBC common stock owned by BCI have been transferred to a trust created for the purpose of liquidating certain assets of BCI for distribution to creditors of BCI in accordance with the Boston Chicken Plan. Gerald K. Smith was named trustee for the Boston Chicken Plan Trust. The Trustee is the proponent of the Boston Chicken Plan.

     Prior to fiscal 1999, BCI provided ENBC with accounting and administration services and computer and communications services; however, ENBC recently completed the development of a business infrastructure that permits it to perform those services independently of BCI. Accordingly, ENBC no longer purchases services from BCI.

     7.   EMPLOYEES; LABOR MATTERS

     As of the Petition Date, ENBC had approximately 11,700 employees. Pursuant to the services agreement dated December 15, 1997 between ENBC and Bagel Partners, ENBC provides to Bagel Partners the services of certain of such employees, and Bagel Partners reimburses ENBC for the cost of such employees.

     Certain store operations conducted in northern California under the NOAH'S NEW YORK BAGELS brand have from time to time been the subject of union organizing activities. Employees of two stores in the San Francisco Bay area were at one time represented by unions. Union affiliation may have a negative impact upon employee relations and labor costs.

     8.   LEGAL PROCEEDINGS

     The Debtors, like others in the food service business, are from time to time the subject of complaints, threat letters or litigation from customers alleging illness, injury, or other food quality, health (including food-borne illness claims), or operational concerns. Claims relating to foreign objects in food, food-borne illness or operating issues are common in the food service industry, and a number of such claims may exist at any given time. Adverse publicity resulting from such allegations may materially adversely affect the Einstein/Noah brands, regardless of whether such allegations are valid or whether the Debtors are liable. In addition, the Debtors encounter complaints and allegations from former or prospective employees or others from time to time, as well as other matters which are common for businesses such as those of the Debtors. Matters could arise in the future which could adversely affect the Debtors or their business operations.

     9.   PROPERTIES

     ENBC leases from MR No. 12, L.L.C. its support center facility (containing its principal executive offices and test bakery) in Golden, Colorado, which consists of approximately 46,400 square feet (and certain common areas, including parking areas). The General Partner also leases from Green Acres Joint Venture a 54,640 square-foot dough production facility in Whittier, California, which it in turn subleases to Bagel Partners. The Debtors also lease sites for stores and commissaries.

     Stores and commissaries leased by the Debtors are typically leased under "triple net" leases that require the lessee to pay its proportionate share of real estate taxes, maintenance costs and insurance premiums. In some cases, store leases require not only base rent but also percentage rent based on sales in excess of specified amounts. Generally, the store leases have initial terms of five years with options to renew for two or three additional five-year periods at market rates.

     In some cases, the Debtors remain legally obligated on leases for stores or commissaries that have been closed either because they have assigned rights under a lease without termination of the lease or because they have subleased such sites. As of July 1, 2000, the Debtors had entered into 12 such lease assignments and 18 such subleases. In addition, the Debtors subleased 13 sites for certain stores from BCI. Pursuant to the Boston Chicken Plan, BCI rejected two of the subleases and assumed and assigned the remaining 11 subleases to Golden Restaurant Operations, Inc. or one of its affiliated designees. ENBC formerly subleased space from BCI to operate its former support center (the "Former Support Center Sublease"). As a result of BCI's failure to exercise its best efforts to obtain for ENBC's benefit a non-disturbance agreement from The Prudential Insurance Company of America, the master landlord of the Former Support Center Sublease, ENBC was forced to move out of the old facility and into its new space in February 2000. ENBC filed administrative requests for payment in BCI's chapter 11 case in the approximate amount of $2 million to recover damages arising from this move as well as other claims. BCI asserts that it is owed unpaid rent and other charges under certain administrative and information systems agreements. On April 25, 2000, the Bankruptcy Court approved BCI's rejection of the Former Support Center Sublease in its chapter 11 case. On April 28, 2000, the Bankruptcy Court approved ENBC's rejection of the Former Support Center Sublease in ENBC's Case.

     10. SELECTED PREPETITION FINANCIAL DATA FOR THE FISCAL YEAR ENDED DECEMBER 27, 1998

     ENBC issues consolidated financial statements showing the income and losses of both Debtors. Prior to filing for protection under chapter 11 of the Bankruptcy Code, for the fiscal year ending December 31, 1998, the Debtors reported consolidated revenues of approximately $371.9 million, with a net loss of approximately $203 million. ENBC took a $212.4 million charge in the fourth quarter of 1998 for impairment of store fixed assets, goodwill and other intangibles. At December 27, 1998, the Debtors reported total assets of approximately $375 million at book value (including approximately $228 million in goodwill and other intangibles).

     11. SELECTED PREPETITION FINANCIAL DATA FOR THE FISCAL YEAR ENDED DECEMBER 26, 1999

     As of December 26, 1999, the Debtors reported consolidated total assets of approximately $361 million at book value, including intangible assets of approximately $216 million (E.G., goodwill). The 1999 10-K and ENBC's 10-Q dated as of November 15, 2000, are available for review by contacting the Debtors.

B.   EVENTS LEADING TO DEBTORS' CHAPTER 11 FILINGS

     During the period from 1995 to 1997, ENBC pursued an aggressive growth strategy aimed at establishing its presence and brand awareness in local markets. During this period, stores were developed and operated largely by the efforts of area developers (the "Area Developers") funded primarily by (a) convertible secured loans to the Area Developers made by ENBC in the approximate amount of $331 million and (b) $89.6 million in equity contributed to the Area Developers by Bagel Store Funding, an equity fund formed in December 1995 to invest in the Area Developers. ENBC obtained funds to make the secured convertible loans from a variety of sources, including the following: (a) a private placement of common stocks in March 1995, with proceeds of approximately $20 million; (b) convertible loans made by BCI in 1995 and 1996, aggregating approximately $120 million (which were converted into common stock of ENBC in

1996); (c) purchases of common stock in ENBC's initial public offering (and an ENBC concurrent private placement) in August 1996, with net proceeds of approximately $86 million; (d) purchases of common stock in ENBC's public offering in December 1996, with net proceeds of approximately $88.6 million; (e) purchases of the Debentures in May 1997, with proceeds approximately $125 million; and (f) bank financing under the Prepetition Credit Facility.

     In 1997, ENBC entered into the 1997 Transactions (also discussed in further detail in Section IV, below), whereby four ENBC's five Area Developers were merged into a surviving area developer, Bagel Partners, one of the Debtors. Following the 1997 Transactions, the Debtors implemented a number of measures to integrate business operations and procure the expected benefits from the 1997 Transactions. The Debtors also reduced overhead by eliminating regional administrative offices and improving the efficiency of operations at their corporate support center. Through these initiatives, the Debtors were able to improve the performance of their stores as reflected in EBITDA of $25.3 million in 1999 before non-recurring expenses, compared to EBITDA of $15.7 million in 1998 before non-recurring expenses.

     However, despite the Debtors' successful integration of operations after the 1997 Transactions, the Debtors' resources proved to be insufficient to meet their current and future operational, financial and capital requirements on a current and long-term basis. It became clear that, as a result of the financial covenants governing additional borrowings under the Prepetition Credit Facility, it would be difficult to make additional draws under the Prepetition Credit Facility, thereby jeopardizing the ability to fund operations, make necessary capital improvements and pay their obligations as they became due. In addition, there appeared to be sufficient liquidity to repay the balance of the Prepetition Credit Facility, under which $42.5 million was outstanding immediately prior to the commencement of the Case, and which would have become due and payable in its entirety in October 2000.

     ENBC also faced potential defaults under the Debentures. First, ENBC did not anticipate having sufficient liquidity to pay the upcoming semi-annual interest payment due under the Debentures on June 1, 2000. Additionally, pursuant to the terms of the Limited Partnership Agreement of Bagel Partners, among the General Partner, ENBC and Bagel Funding, dated as of December 5, 1997, as amended (the "Partnership Agreement"), Bagel Funding has the right (the "Put Right") to require either ENBC or Bagel Partners (at the election of Bagel Partners) to purchase Bagel Funding's approximate 21.5% interest in Bagel Partners in the event ENBC does not consent (i) to a public offering of such equity interests or (ii) a termination of certain rights under franchise and license agreements between ENBC and Bagel Funding. There would be a default under the Debentures if Bagel Funding exercised the Put Right.

     On March 30, 2000, Bagel Funding purported to exercise the Put Right. Issues relating to the value of the Put Right, Bagel Funding's purported exercise of the Put Right and its significance in theCase are discussed in further detail in Section III.D below, entitled "The Bagel Funding Put Right."

C.   NEED FOR RESTRUCTURING AND CHAPTER 11 RELIEF

     Faced with these constraints on their capital and debt structure, in mid-summer 1999, ENBC retained Donaldson, Lufkin & Jenrette, now known as Credit Suisse First Boston Corp. ("CSFB") to help restructure its balance sheet. The heavy debt load, division of operating functions (E.G., leases primarily at Bagel Partners and employees, licenses, and services at ENBC) and the possibility of the exercise of, or litigation over, the Put Right prevented the Debtors from obtaining the capital necessary to fully implement their business plan and achieve projected results.

     During this period, the Debtors continued to address their liquidity issues. In February 2000, the Prepetition Lenders executed an amendment and waiver to the Prepetition Credit Facility to modify certain covenant restrictions affecting availability of additional revolving credit loans under the Prepetition Credit Facility to enable the Debtors to fund operations through April 30, 2000.

D.   THE BAGEL FUNDING PUT RIGHT

     In addition to providing for certain matters concerning Bagel Partners' formation, governance, and ownership, the Partnership Agreement included provisions relating to Bagel Funding's nontransferable Put Right to, "put" its limited partnership Equity Interests in Bagel Partners (the "Bagel Funding Units") to Bagel Partners or ENBC under certain circumstances and subject to certain conditions. The Put Right modified a put right that had existed previously in connection with the Area Developer structure before the 1997 Transactions.

     The Put Right is not an absolute right, and it was not unconditionally and immediately exercisable. Rather, certain procedural and time-based conditions are required to be met or satisfied before the Put Right can be exercised.

     As more fully described below, as of the Petition Date, conditions to the exercise of the Put Right had not been satisfied.

     If it were to have been properly exercised without violating the automatic stay, Bagel Funding Units are to be sold to either Bagel Partners or ENBC (as designated by Bagel Partners) at a formula price, and for the consideration provided for in the provisions governing the Put Right. The "Put Price," defined in Section 4.7(b), is a formula equal to 6.5 times annualized post-royalty store level cash flow reduced by any outstanding indebtedness (and increased by any cash) of Bagel Partners. Id. ss. 4.7(b). Calculated as of the Petition Date, the "Put Price" would be approximately $54.4 million.

     The Partnership Agreement specifically provides who must respond to a properly exercised Put Right and what consideration may be given to Bagel Funding in exchange for the Bagel Funding Units:

     a. Upon receipt of a Put Right request from Bagel Funding, Bagel Partners decides whether it or ENBC will be responsible for satisfying the Put Right. Partnership Agreement, ss. 4.7(c). Bagel Funding cannot, at its discretion, unilaterally impose the Put Right on either Bagel Partners or ENBC; that decision belongs to Bagel Partners alone (and is subject to the automatic stay in ENBC's Case).

     b. Whoever is designated to satisfy the Put Right by Bagel Partners may do so, at its option (not Bagel Funding's), by delivering the Put Price either in (i) Cash (if allowed under the Prepetition Credit Facility), or (ii) shares of ENBC common stock, par value $0.01 per share, or (iii) any combination of the foregoing. Id.

     The Prepetition Credit Facility currently prohibits, and has always prohibited, the payment of the Put Right in Cash. Thus, if the Put Right were deemed to be exercised today, the obligation under the Partnership Agreement could only be satisfied by a distribution of ENBC common stock. Section 4.7(c) of the Partnership Agreement further provides:

     In the event the Put Price is paid in whole or in part by the delivery of shares of ENBC Common Stock, (i) the value of such shares shall be equal to the number of shares delivered multiplied by an amount per share equal to the average of the closing sales prices per share of ENBC Common Stock, on the principal stock exchange or quotation system on which such common stock is traded or quoted, for the twenty trading days ending with the second Business Day preceding the day on which shares are delivered ... and (ii) ENBC will use its reasonable best efforts to cause a registration statement with respect to the resale of such shares ... to be filed and become effective...

Id. In the twenty days prior to the Petition Date, ENBC common stock traded at approximately 22.41 cents per share. As of the Petition Date, there were approximately 34,083,681 outstanding shares of ENBC common stock (and at December 26, 1999, ENBC had 9,866,698 shares of ENBC's common stock reserved for issuance upon exercise of outstanding options and warrants). ENBC's certificate of incorporation authorizes it to issue up to a total of 200 million shares of common stock. Thus, after deducting total outstanding shares and shares reserved for issuance, ENBC is currently authorized to issue another 156,049,621 shares of common stock. Based upon Section 4.7(c), ENBC could deliver these shares of ENBC common stock to Bagel Funding in payment of $34,970,720.06 of the Put Price (156,049,621 multiplied by 22.41 cents) if the Put Right were deemed to have been exercised as of the Petition Date. Since the Petition Date, the trading price of ENBC common stock has dropped significantly, thus reducing the amount of the Put Price that could be paid through the issuance and delivery of ENBC common stock and increasing the percentage of residual equity held by Bagel Funding in Bagel Partners following payment of the Put Price in ENBC common stock.

     The Partnership Agreement does not constitute a guarantee that Bagel Funding will receive value equivalent to the Put Price under all circumstances; nor does it guaranty a return, or rate of return, to Bagel Funding on its capital. Indeed, neither the Put Right nor the Put Price are given a preference upon or even provided for in liquidation; nor are they mentioned or provided for in the sections regarding merger, dissolution or wind up of Bagel Partners (or, for that matter, in any other sections of the Partnership Agreement). See, e.g. Partnership Agreement, ss. 9.1 (regarding dissolution).

     Rather than guarantee the value of the Put Right or Bagel Funding's Interests in Bagel Partners, the Partnership Agreement clearly contemplates a situation in which (i) payment of the Put Right in Cash is prohibited by the Debtors' financing agreements and (ii) ENBC has insufficient ENBC common stock to satisfy the Put Right in full. In this situation, Section 4.7(e) of the Partnership Agreement requires ENBC to "issue the maximum number of shares of [ENBC] Common Stock in satisfaction of the Put Price that it is permitted to issue without obtaining prior stockholder approval" and the Put Right is "deemed exercised only with respect to that portion of [Bagel Funding] Units held by [Bagel Funding] equal to the portion of the [Bagel Funding] Units ... equal to the aggregate Put Price actually paid by the issuance of such Common Stock . . .
 ." Id. ss. 4.7(e). Thus, because only approximately $3 5 million of the Put Price could be paid as of the Petition Date through ENBC common stock, as stated above, Bagel Funding would retain 35.67% of its Bagel Funding Units, or 7.8% of the total equity of Bagel Partners. The Put Right would remain unexercised as to remaining Bagel Funding Units owned by Bagel Funding.

     On March 28, 2000, Bagel Funding formally requested that Bagel Partners seek to terminate Bagel Partners' obligations to pay royalties (and any obligation of ENBC to provide services) pursuant to all franchise and license agreements between Bagel Partners and ENBC. Bagel Partners, in turn, forwarded the letter request to ENBC for response. As of July 27, 2000, ENBC had not consented to such termination of franchise and license agreements.

     On March 30, 2000, contrary to the terms of Section 4.7(a) of the Partnership Agreement, Bagel Funding sent a letter to Bagel Partners purporting to exercise the Put Right. In its letter, Bagel Funding further stated that " [i]t [was] apparent from the statements and actions of ENBC that it [had] rejected the license termination . . .", and, Bagel Funding asserted that it had an immediate right to exercise the Put Right. Bagel Funding further demanded (again, contrary to the Partnership Agreement) immediate cash payment of the Put Price because, in its view, "ENBC [had] no right to issue worthless stock in satisfaction of Bagel Partners' obligation to purchase the [Bagel Funding Units]." Bagel Funding has also demanded that Bagel Partners issue to it a promissory note in satisfaction of the Put Right. The Debtors challenged the claims of Bagel Funding under the Put Right on the grounds it is (i) not provided for in and is contrary to the Partnership Agreement, (ii) prohibited by the Prepetition Credit Facility without the consent of the lenders thereunder, and (iii) under the circumstances, invalid under Delaware law. Bagel Funding disputes many of the Debtors' characterizations and conclusions.

     Bagel Funding asserts that the Put Right entitles Bagel Funding to an Interest in the Bagel Partners case in the approximate amount of $54.4 million and, furthermore, regardless of whether Bagel Funding's rights under the Put Right are determined by the Court to be characterized as a Claim or an Interest, the Put Right entitles Bagel Funding to receive a distribution equal to the full amount of the Put Price (calculated by the Debtors' accountants to be $54.4 million as of December 31, 1999) before either (i) any distribution may be made on account of the partnership interests in Bagel Partners held by ENBC or the General Partner; or (ii) any distribution may be made for the Bagel Partner's estate or its assets for the benefit of ENBC or its Creditors, including the Debenture Holders.

     Bagel Funding further asserts that any determination by the Bankruptcy Court that the Put Right had any value might render the Plan unconfirmable.

     As stated above, the Debtors and the Proponent dispute Bagel Funding's allegations.

     On July 20, 2000, the Court conducted a hearing to determine the value of, and other issues associated with, the Put Right. On August 7, 2000, the Court entered a written memorandum opinion and order (the "Put Right Ruling") determining that it is appropriate to classify the Put Right as an Equity Interest in Bagel Partners' Case and any rights that Bagel Funding may have do not constitute Claims against ENBC.

E.   THE 1997 TRANSACTIONS

     ENBC was incorporated in Delaware in February 1995, under the name Progressive Bagel Concepts, Inc. ENBC's name was subsequently changed to Einstein/Noah Bagel Corp. in June 1996. From November 1995 until December 1997, stores were developed and operated by the Area Developers funded primarily by secured convertible loans made by ENBC. Although the Area Developers assisted ENBC in accomplishing its goal of rapidly developing stores and brand awareness in targeted local markets, ENBC decided that its business would be strengthened by slowing new store development in order to focus on a number of business objectives better accomplished through a centrally controlled system. Specifically, ENBC believed a consolidation of the Area Developer operations would serve several business objectives, including (i) enhancing ENBC's focus on store operations; (ii) unifying store operations to strengthen ENBC's brands and offer customers a more consistent experience; (iii) enhancing performance incentives of employees; (iv) reducing system wide overhead; (v) facilitating debt financing; and (vi) improving system wide tax efficiency. To that end, ENBC's management recommended, and the board of directors of ENBC approved, the conversion of its approximately $331 million in secured loans to its Area Developers into a majority equity interest in the area developers and the purchase of additional Area Developer equity interests.

     On December 5, 1997, four of ENBC's five Area Developers merged into the surviving Area Developer, Bagel Partners, one of the Debtors in the Case. As a result of the loan conversions and the Area Developer merger and related transactions (the " 1997 Transactions"), ENBC and the General Partner own approximately 77% and 1%, respectively, of the Interests in Bagel Partners. As more specifically described below, the remaining Interests in Bagel Partners are owned by Bagel Funding (a Delaware limited liability company of which ENBC is the unpaid manager, but in which ENBC has no economic stake) and certain other persons, including former management of the Area Developers. By virtue of its Interests in Bagel Partners, ENBC is able to control the affairs and policies of Bagel Partners and approve or disapprove any matter submitted to a vote of the partners of Bagel Partners, including a change of control and merger of Bagel Partners.

F.   THE PREPETITION CREDIT FACILITY

     Prior to the 1997 Transactions, ENBC entered into an Amended and Restated Secured Credit Agreement dated as of November 21, 1997 with the lenders named therein, Bank of America, N.A. as Agent and Issuing Lender, and General Electric Capital Corporation, as Co-Agent (as amended, modified, supplemented, the "Prepetition Credit Facility"). Bank of America, N.A., General Electric Capital Corporation and LaSalle Bank, N.A. are lenders under the Prepetition Credit Facility. Pursuant to the terms of the Prepetition Credit Facility, ENBC was afforded two sources of funding -- a secured term loan in the original amount of $30 million and a revolving credit facility in the original amount of $40 million. Pursuant to subsequent amendments, the committed amount of the revolving loans was reduced to $26 million through April 30, 2000, and to $25 million thereafter. Bagel Partners unconditionally guaranteed all amounts owing under the Prepetition Credit Facility. Bagel Funding has asserted that such guaranty is not enforceable, and the Debtors disagree with that position. The Prepetition Credit Facility is secured by substantially all of the Debtors' Assets, including all of the Debtors' equipment, fixtures, inventory, accounts, chattel paper, contracts, documents, general intangibles, instruments, real property leases, intellectual property, as well as all books and records pertaining to, and the proceeds and products of, such Collateral.

     Borrowings under the Prepetition Credit Facility were used to fund the Debtors' expenditures for expansion, store development and refurbishment, development and maintenance of their corporate infrastructure, and investments in commissaries, as well as for working capital for other normal operating expenses. Additional borrowings under the Prepetition Credit Facility were subject to certain financial covenants relating to, among other things, the ratio of senior indebtedness to cash flow. A default on any of these covenants also could have rendered the principal amount, together with interest and all other amounts payable under the Prepetition Credit Facility, immediately due and payable.

     As of the Petition Date, $42.5 million was outstanding under the Prepetition Credit Facility, including $16.5 million outstanding under the term loan portion of the Prepetition Credit Facility. Such amount was to become due and payable in October 2000. The Debtors, who were already experiencing constraints on their cash flow as a result of quarterly principal payments made pursuant to the Prepetition Credit Facility, anticipated that they would not have sufficient liquidity to repay the Prepetition Credit Facility in October 2000.

G.   DEBENTURES

     In May 1997, ENBC issued the Debentures, in the outstanding principal amount of $125 million. The Debentures bear interest at 7.25%, payable semiannually, and are convertible into shares of ENBC's stock at $21.25 per share. The Debentures are redeemable by ENBC after June 1, 2000, initially at 104.14% of their principal amount and at declining prices thereafter, plus accrued interest. In addition, ENBC is required, as of 40 business days after the occurrence of a Change of Control (as defined in the indenture relating to the Debentures), to purchase all or any part of any Debenture at the option of the Debenture Holders.

     The proceeds from the Debentures principally were utilized to fund new store development. At the time ENBC issued the Debentures, ENBC believed that the proceeds from the sale of the Debentures, cash generated from operations, together with the borrowing capacity under the Prepetition Credit Facility would be adequate to satisfy the Debtors' working capital needs. However, as discussed in Section III.B above, entitled "Events Leading to the Debtors' Chapter 11 Filings," the Debtors did not generate sufficient working capital from these sources. As a result, ENBC anticipated that it would not have sufficient liquidity to make a scheduled June 1, 2000 interest payment on the Debentures.

H.   CURRENT CORPORATE STRUCTURE OF THE DEBTORS

     ENBC is a Delaware corporation, with 34,083,681 shares of common stock outstanding as of March 17, 2000. The Trustee, as successor in interest to BCI under the Boston Chicken Plan, owns approximately 51% of the outstanding equity of ENBC. The remaining equity is publicly held. On the Effective Date, the existing common stock of ENBC will be canceled and New Common Stock of the Reorganized ENBC will be issued as described herein and in the Plan.

     Bagel Partners is a Delaware limited partnership. ENBC and the General Partner (a wholly owned subsidiary of ENBC) currently own 77% and 1% of the Interests in Bagel Partners, respectively. The balance of the Interests in Bagel Partners is held by Bagel Funding and certain other persons including former members of management of the Area Developers. These limited partners and their approximate percentage ownership of total partnership units of Bagel Partners are as follows: ENBC-76.8%, Bagel Funding-21.68%, BC Detroit, L.P.-0.11%, BC Chicago, Inc.-0.27%, Douglas Henzlik-0.02%, Edwin Brownell-0.02%, Noah Alper-0.04%, and Pearce Tucker-0.02%.

     ENBC, through a wholly owned subsidiary, is also the sole manager of Bagel Funding, the Holder of approximately 21.5% of the Interests in Bagel Partners.

I.   MANAGEMENT OF THE DEBTORS

     The following contains brief background descriptions and lists the members of ENBCs management team and their positions with ENBC as of the Debtors' fiscal year ending December 26, 1999:

     ROBERT M HARTNETT became Chief Executive Officer and a director of ENBC in February 1998, and he became President and Chairman of the Board of ENBC in May 1998. Mr. Hartnett is also the President of Einstein/Noah Bagel Partners, Inc. (the General Partner of Bagel Partners). From March 1996 to February 1998, Mr. Hartnett served as President and Chief Executive Officer of one of ENBC's former area developers. From August 1992 until March 1996, Mr. Hartnett was Chief Executive Officer of R&A Foods, L.L.C., an area developer of BCI.

     PAUL J. B. MURPHY III became Executive Vice President - Operations of the Company in March 1998. From December 1997 to March 1998, Mr. Murphy served as Senior Vice President - Operations of ENBC and from July 1996 until December 1997, he was Chief Operating Officer of one of ENBC's former area developers. Prior to that time, he was Director of Operations of R&A Foods, L.L.C., an area developer of BCI from August 1992 until July 1996. Before that, Mr. Murphy spent 11 years with S&A Restaurants, owner and operator of Steak & Ale and Bennigans restaurants. In his most recent position, he was an Area Manager responsible for Bennigans restaurants in Texas and New Mexico.

     GAIL A. LOZOFF became Chief Marketing Officer of ENBC in March 1998 and has been a director of ENBC since April 1995. From October 1997 until March 1998, Ms. Lozoff served as Chief Concept Officer of ENBC. From September 1996 until October 1997, Ms. Lozoff served as a Vice President of ENBC and from April 1995 until September 1996, she served as Vice President-Design and Merchandising of ENBC. Prior to that time, Ms. Lozoff was President and Chief Executive Officer of Bagel & Bagel, Inc. from May 1992 until 1995.

     PAUL A. STRASEN has been a Senior Vice President of ENBC since February 1997 and has been General Counsel of ENBC since April 1995. Mr. Strasen has also served as a Vice President of Einstein/Noah Bagel Partners, Inc. (the general partner of Bagel Partners) since December 1997 and was a Senior Vice President of BCI from May 1997 until December 1997. From April 1995 to February 1997, he was a Vice President of ENBC. Prior to that time, he was a partner at the Chicago law firm of Bell, Boyd & Lloyd from 1988 to April 1995.

     Pursuant to the Plan, all of the Debtors' employment contracts in effect on the Confirmation Date shall be assumed.

                                  V. THE CASES

A.   CONTINUATION OF BUSINESS; STAY OF LITIGATION

     On April 27, 2000 (the "Petition Date"), the Debtors filed for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Court in accordance with the Bankruptcy Code. While the Debtors are authorized to operate in the ordinary course of business, transactions out of the ordinary course of business require Court approval. In addition, the Court has approved the Debtors' employment of attorneys, accountants, financial advisors and other professionals.

     An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under section 362(a) of the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by Creditors, the enforcement of liens against property of the Debtors, the exercise of the Put Right and the continuation of litigation against the Debtors. This relief provided the Debtors with the "breathing room" necessary to assess and reorganize their business. The automatic stay remains in effect, unless modified by the Court or applicable law, until the Effective Date of the Plan.

B.   SIGNIFICANT EVENTS DURING THE CASE

     1.   FIRST DAY ORDERS

     The Debtors filed numerous motions on the Petition Date seeking the relief provided by certain so-called "first day orders." First day orders are intended to ensure a seamless transition between a debtor's prepetition and postpetition business operations by approving certain normal business conduct that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Court. The first day orders in this Case authorized, among other things:

     * the maintenance of the Debtors' existing bank accounts and operation of its cash management system substantially as it existed prior to the Petition Date;

     * as more fully described below, the use of the DIP and Prepetition Lenders' cash Collateral and the entry into debtor-in-possession financing with the DIP Lenders in an amount not to exceed $4 million on an interim basis, with such amounts to be used for general business purposes during the course of these Case; the payment of employees' accrued prepetition wages and employee benefit claims; the continuation of utility services during the pendency of the Case;

     * the retention of the following professionals to serve on behalf of the Debtors in the cases: Skadden, Arps, Slate, Meagher & Flom (Illinois), as primary bankruptcy counsel; Donaldson, Lufkin & Jenrette, now known as Credit Suisse First Boston Corporation, as financial advisors; Huntley, Mullaney & Spargo LLC,as real estate advisors; Arthur Andersen LLP, as auditors and executive compensation and valuation consultants; Gallagher & Kennedy, P.A., as local counsel, now succeeded by Greenberg Traurig LLP; and Brownstein Hyatt and Farber, P.C., as special real estate counsel;

     * authority to honor gift certificates and continuation of other customer practices;

     * the continued retention of professionals regularly employed by the Debtors in the ordinary course of their business;

     * the appointment of Logan & Company, Inc. as notice, claims, and solicitation agent;

     *    the payment of sales and other trust fund prepetition taxes; and

     * the payment of prepetition obligations to vendors incurred in the ordinary course of business.

     2.   APPOINTMENT OF CREDITORS' COMMITTEE AND ASSIGNMENT OF THEIR CLAIMS

     On May 9, 2000 (as amended June 15, 2000), the United States Trustee for the District of Arizona appointed the following persons or entities to the Official Committee of Unsecured Creditors of the Debtors (the "Creditors' Committee"): HSBC Bank USA; Kayne Anderson; Loomis, Sayles & Co., L.P.; Lonestar Partners, L.P.; and Lampe, Conway & Co. L.L.C.

     The Creditors' Committee initially retained the law firms of Hebert, Schenk & Johnsen, for which Gallagher and Kennedy, P.A. was later substituted, and Alston & Bird, LLP, as approved by the Court on June 2 and June 28, 2000, respectively.

     At a hearing on January 29, 2001, the Debtors' counsel advised the Court that all five members of the Creditors' Committee had resigned, and further advised the Court that effectively there was no longer a Creditors' Committee. Counsel for the Creditors' Committee acknowledged that the members had resigned and requested that notice be given that the Creditor's Committee was dormant. The status has not changed since that date.

     3.   DIP FACILITY

     Following the Petition Date, the Debtors entered into that certain Sixth Amendment and Waiver (the "Sixth Amendment") to Amended and Restated Credit Agreement, dated as of November 21, 1997, as amended and supplemented from time to time (the "Prepetition Credit Facility"), with a group of financial institutions (the "DIP Lenders") including Bank of America, N.A., as Agent, and General Electric Capital Corporation, as Co-Agent. The Sixth Amendment amended the Prepetition Credit Agreement to provide for a debtor-in-possession secured credit facility by, among other things, extending the maturity date of revolving loans made thereunder from October 31, 2000 through the earlier of (i) December 31, 2000, (ii) the Effective Date, or (iii) the expiration date of the Exit Commitment Letter, increasing the revolving commitment from $26.0 million to $36.0 million, requiring that all amounts advanced pursuant to the revolving commitment be treated as postpetition borrowings, and deferring principal amortization payments until the modified maturity date. Bank of America, N.A., General Electric Capital Corporation, and LaSalle Bank, N.A. are lenders under the DIP Facility.

     On April 28, 2000, the Bankruptcy Court entered an order approving the DIP Credit Facility on an interim basis. On May 26, 2000, the Bankruptcy Court signed a final order approving the DIP Facility. By order dated November 30, 2000, the Bankruptcy Court approved the extension of the DIP Facility to January 16, 2001, or January 31, 2001 subject to satisfaction of certain conditions. By order dated March 2, 2001, the Court approved a second extension of the DIP Facility from February 9, 2001 to March 2, 2001 (all such orders collectively, the "DIP Facility Order"). The Court approved a further extension of the DIP Facility to May 2, 2001 or May 17, 2001, under certain conditions. By order dated March 14, 2001, the Court approved the Sixteenth Amendment to the Amended and Restated Credit Agreement, which extended the termination of the DIP Facility to May 29, 2001,unless the Court were to enter an order approving the sale of substantially all of the Debtors' assets to ENB Acquisition LLC, in which event the DIP Facility would be extended to June 15, 2001. The termination date of the DIP Facility under the March 14, 2001 order may be affected if the Court were to postpone the Sale Hearing. Under the DIP Facility Order, the Bankruptcy Court authorized the Debtors to obtain secured postpetition financing in an aggregate principal amount not to exceed $36 million. The Debtors also obtained authority to use the cash Collateral of, and to provide adequate protection to, the lenders under the Prepetition Credit Facility. The Bankruptcy Court further granted superpriority administrative status to the DIP and Prepetition Lenders for the Debtors' revolving loan obligations under the DIP Facility. The DIP Facility has been used to fund the Debtors' working capital needs during the course of the Case.

     To secure the repayment of the borrowings and all other obligations arising under the DIP Facility, pursuant to sections 364(c) and 364(d) of the Bankruptcy Code, the Debtors granted liens to the DIP Lenders on substantially all of the Debtors' presently owned and after-acquired property. In addition, replacement liens were granted in and to such property in favor of the DIP and Prepetition Lenders as adequate protection both for the use by the Debtors of cash Collateral and with respect to any diminution of value in the property pledged as Collateral to secure obligations owed under the Prepetition Credit Facility. The liens and replacement liens granted to secure the DIP Facility and the Prepetition Credit Facility, respectively, are senior to all other liens with the exception of certain prepetition liens, certain liens arising by operation of law and certain other liens, all as more specifically set forth in the DIP Facility Order, and a "carve out" for professional fees incurred in the Case.

     4.   DEBTORS' PLAN OF REORGANIZATION

     On April 27, 2000, the Debtors filed a Disclosure Statement relating to their Joint Plan of Reorganization. By order dated July 28, 2000, the Court approved the Debtors' Disclosure Statement and provided that the Debtors' Disclosure Statement and related Plan of Reorganization could be subsequently modified in accordance with the record of the hearing held before the Court on July 27, 2000. The Court further fixed September 19, 2000, as the hearing date for the confirmation of the Plan, and set certain deadlines and procedures with respect thereto. On August 11, 2000, the Debtors filed their Disclosure Statement With Respect to First Amended Joint Plan of Reorganization, together with the First Amended Joint Plan of Reorganization and other appended exhibits. Under the Debtors' First Amended Plan, Bagel Partners would be merged into ENBC, and the obligations of ENBC to its unsecured creditors, including to Holders of Debentures, would be converted into new equity securities issued by the reorganized entity. The Court extended the DEADLINE for voting with respect to such plan from September 11, 2000 to September 18, 2000. As of the scheduled date for the Confirmation Hearing, approximately seven objections were pending to confirmation of the Debtors' First Amended Plan, including objections by the Committee, Bagel Funding, the Trustee and New World Coffee-Manhattan Bagel, Inc. ("New World"). As a result, instead of commencing an evidentiary hearing on September 19, 2000, the Bankruptcy Court conducted a preliminary status hearing on that date. On October 5, 2000, the Bankruptcy Court signed a scheduling order with respect to confirmation of the Debtors' First Amended Plan and discovery relating thereto, and fixed November 6, 2000 as the date for the Confirmation Hearing.

     Prior to September 18, 2000, the Holders of General Unsecured Claims against the Debtors and their Estate (comprised primarily of the Holders of the Debentures) voted on whether or not to approve the Debtors First Amended Plan. According to the solicitation agent for the vote, 58.69% of the claims voted to approve that plan, and 41.31% voted to reject that plan. The Debtors filed a motion to allow certain late ballots accepting their plan. By order dated October 25, 2000, the Bankruptcy Court denied the Debtors' motion and also denied New World's cross-motion to have certain beneficial owner ballots, which were filed to reject the Debtors' Plan, counted. Thus, the Debtors' First Amended Plan failed to receive the required 66.67% vote to be approved.

     On October 5, 2000, the Trustee filed a motion for summary judgment denying confirmation of the Debtors' Plan. New World joined in the summary judgment motion. On October 23, 2000, the Trustee amended and supplemented that motion after additional discovery had been taken. That motion is still pending.

     On October 25, 2000, the Debtors filed a motion requesting that the Bankruptcy Court find that the votes of New World rejecting the Debtors' First Amended Plan were not voted in good faith and, therefore, should be designated and thereby disqualified from being counted in the voting. New World filed an objection to such motion, and the parties tried the matter before the Court without an ultimate resolution.

     By order October 25, 2000, the Bankruptcy Court denied the Debtors' Motion to extend their exclusive periods to file a plan and solicit acceptances of the Debtors' Plan. Accordingly, the Debtors' exclusive period to file a plan expired on August 25, 2000, and the Debtors' exclusive period to solicit acceptances of their Plan expired on October 25, 2000.

     The Debtors subsequently modified their First Amended Plan on October 31, 2000, January 3, 2001, and as of January 30, 2001, together with amended Exhibits A, C, D and F (the "Debtors' Plan"). On November 8, 2000, the Trustee filed a motion to deny confirmation and compel resolicitation based upon the material modifications to the First Amended Plan. The modifications filed on January 3, 2001, among other things, provided for (i) a payment of $3.5 million to certain direct and indirect Holders of Equity Interests and (ii) the issuance of warrants to certain of such Holders to purchase common stock, at an exercise price of approximately $15 per share, to be issued by the reorganized entity equal in the aggregate to 10% of the fully diluted common stock of such reorganized entity. On January 8, 2001, New World responded with a motion asserting that the January 3, 2001 modifications were material and that the Court should not approve the Debtors' Plan until it had been submitted for re-voting. The Court proceeded with the Confirmation Hearing on the Debtors' Plan, but reserved the right to rule that a resolicitation and re-voting may be required if the modifications were found to be material and the Debtors' Plan was otherwise confirmable.

     The Court then postponed the Confirmation Hearing initially to January 9, 10, and 11, 2001, and thereafter set certain dates in February, 2001 to resume.

     5.   DEBTORS' SALE MOTION

     Before the Confirmation Hearing resumed on February 22, 2001, however, the Debtors requested that the Court suspend the Hearing indefinitely, as they had suspended their efforts to confirm their Plan. The Debtors had filed a motion for approval of the sale of substantially all of their Assets, free and clear of liens, claims, interests and encumbrances, the assumption and assignment of certain real property leases and executory contracts and the assumption of certain liabilities ("Sale Motion"). The proposed purchase price for the assets of the Debtors is $145 million plus the assumption of approximately $22.7 million in certain liabilities.

     The Sale Motion also sought approval of the Asset Purchase Agreement entered into between the Debtors and ENB Acquisition LLC, an affiliate of Three Cities Research, Inc. ("TCR"). TCR holds approximately $42 million in Debentures. The proposed sale to ENB Acquisition LLC is subject to higher offers. IF THE SALE MOTION IS GRANTED AND THE ASSETS ARE SOLD FOR THE PRICE SET FORTH THEREIN, THE DEBTORS HAVE PROJECTED THAT THERE WILL BE NO PROCEEDS AVAILABLE TO MAKE ANY DISTRIBUTIONS TO HOLDERS OF ENBC COMMON STOCK.

     On March 5, 2001, the Bankruptcy Court entered the Order (1) Approving Forms of Notice and Bidding Procedures for Sale of Substantially All of the Debtors' Assets and (2) Approving the Terms of Sections 6.8, 6.10, 10.1 and 10.2 of Asset Purchase Agreement with ENB Acquisition, Inc. The Bankruptcy Court has scheduled a hearing on May 23, 2001, to consider the Debtors' proposed sale to ENB Acquisition LLC or other competitive bidder submitting a higher or better offer.

     6.   OTHER SIGNIFICANT COURT ACTIONS

     In addition to the orders approving the first day motions and the other matters described above, the Debtors have sought and obtained certain orders from the Court that are of particular importance in the operation of the Business or in the administration of the Case. Included among such orders are those authorizing:

     * ESTABLISHMENT OF BAR DATE. The Court established 5:00 p.m. prevailing Eastern time on June 30, 2000 (the "Bar Date") as the deadline for filing Proofs of Claim against and Proofs of Interest in the Debtors on behalf of all Entities other than governmental entities.

     * APPROVAL OF CLOSED STORE LEASE DISPOSITION PROCEDURES. The Court approved procedures to dispose of the Debtors' leasehold interests in over 90 stores that had been closed prior to the Petition Date through either the assumption and assignment of such interests to third parties, entry into compromise agreements with landlords, or the rejection of such leasehold interests. Through these procedures, the Debtors entered into lease rejection or compromise agreements with landlords for approximately 15 stores, entered into contracts to assume and assign another approximately 20 store leases to third party purchasers (13 of which have been approved by the Court as of July 27, 2000), and rejected another approximately 45 store leases. In connection with the foregoing, the Debtors expect to receive significant payments from landlords and third party assignees, and the Debtors also expect to make disbursements to landlords to compromise lease rejection claims and further anticipate making additional payments for commissions due to brokers or consultants. In addition, the Debtors obtained releases from landlords of lease rejection and other claims that could total from $2 to $3 million.

     * EXTENSION OF TIME TO ASSUME OR REJECT LEASES. The Court extended the deadline under 11 U.S.C. ss. 365(d)(4) for the Debtors to assume or reject nonresidential leases through the earlier of October 31, 2000 or the date of confirmation of the Plan. By Order dated October 23, 2000, the Court further extended the deadline to December 31, 2000, with the exception of one store location in Arlington, Texas. By Order dated January 18, 2001 the Court again extended the deadline to assume or reject unexpired leases to March 31, 2001.

     * APPROVAL OF EMPLOYEE RETENTION PROGRAM EMPLOYMENT CONTRACT AND SEVERANCE AGREEMENTS. In October, 1999, the Board of Directors of ENBC approved a program designed to retain approximately 40 key employees who remained in the Debtors' employ during the contemplated restructuring. The retention bonuses were payable in three installments to those identified key employees who remained through and including December 2000. The retention bonus plan was amended in February, 2000. The Debtors amended the retention program so that payment of the second installment to ENBC's top five executives would be made upon consummation of the Plan. On July 28,2000, the Court approved the key employee retention program, as amended. In addition to approval of the key employee retention plan, the Court also approved the assumption of Mr. Hartnett's employment contract, as modified, and the prepetition severance agreements with certain other executive officers, which were also modified to eliminate any possibility that a "change in control" occurring by reason of consummation of transactions contemplated by or under the Plan would trigger a severance payment.

     - RETENTION ISSUES. Subsequent to the first day hearings, Bagel Funding and/or the United States Trustee objected to the retention by the Debtors of Skadden Arps, Slate, Meagher & Flom (Illinois) and affiliates; Gallagher & Kennedy; Donaldson, Lufkin & Jenrette; Huntley Financial Group; and Arthur Andersen LLP. Objections by the United States Trustee regarding Gallagher & Kennedy, Donaldson Lufkin & Jenrette, Huntley Financial, Arthur Andersen LLP and most of the issues initially raised by it with respect to the retention of Skadden, Arps, Slate, Meagher & Flom (Illinois) and affiliates were ultimately resolved. The remaining retention issues (prosecuted primarily by Bagel Funding) were overruled by the Bankruptcy Court.

                    VI. SUMMARY OF THE PLAN OF REORGANIZATION

     This section contains the summary of the Plan and the treatment of Claims and Interests in, and the implementation of, the Plan. This summary is qualified in its entirety by reference to the Plan, which accompanies this Disclosure Statement, and to the exhibits attached thereto or referred to therein.

     The statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to therein. The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all of the terms or provisions of the Plan or documents referred to therein, and you should read the Plan, or documents referred to therein, for the full and complete statement of its terms and provisions. Where language in this Disclosure Statement differs from the Plan, the Plan controls.

A.   CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

     Section 1122 of the Bankruptcy Code generally requires that a plan of reorganization classify the claims of a debtor's creditors and the interests of its equity security holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity security holder in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class.

     The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to less favorable treatment of the claim or interest. The Trustee believes that he has complied with this standard. If the Bankruptcy Court finds otherwise, however, it could deny confirmation of the Plan if the Holders of the Interests affected do not consent to the treatment afforded them under the Plan.

     The Plan and the documents referred to therein, which are or will have been Filed, will control the treatment of the Claims and Interests of Creditors and Equity Security Holders under the Plan and will, upon the Effective Date of such Plan, be binding upon Holders of Claims against or Interests in the Debtors and also will be binding upon the Trustee, ENBC, Bagel Partners, the Reorganized Debtors, and other parties in interest, regardless as to whether or how they voted on the Plan.

     The Trustee believes that he has classified all Claims and Interests in compliance with the requirements of section 1122 of the Bankruptcy Code. If a Creditor or Interest Holder challenges such classification of Claims or Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Trustee, to the extent permitted by the Bankruptcy Court intends to make such reasonable modifications to the classifications of Claims or Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for confirmation.

     UNLESS SUCH MODIFICATION OR CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR INTEREST AND REQUIRES RESOLICITATION, ACCEPTANCE OF THE PLAN PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE CONSENT TO THE PLAN'S TREATMENT OF A HOLDER OF A CLAIM OR INTEREST REGARDLESS OF THE CLASS AS TO WHICH SUCH HOLDER IS ULTIMATELY DEEMED TO BE A MEMBER.

     1.   TREATMENT OF UNCLASSIFIED CLAIMS UNDER THE PLAN

     The Bankruptcy Code does not require certain administrative and priority claims to be classified under a plan. Accordingly, Administrative Expense Claims and Priority Tax Claims are not classified in the Plan.

     (a) ADMINISTRATIVE EXPENSE CLAIMS. Administrative Expense Claims generally consist of the costs and expenses of the administration of the Case. They include, but are not limited to, Claims arising under the DIP Facility, the cost of operating the Debtor's businesses since the Petition Date, the outstanding unpaid fees and expenses of the Professionals retained by the Debtors and the Creditors' Committee, the fees and expenses of other Professionals, as allowed by the Court, the payments necessary to cure prepetition defaults on unexpired leases and executory contracts (if any) being assumed under the Plan ("Cure"), and the fees assessed against the Estate pursuant to 28 U.S.C. ss. 1930(a)(6).

     As of the end of business on March 1, 2001, the outstanding balance under the DIP Facility was approximately $41,890,506. The Trustee believes that borrowings under his New Senior Credit Facility will be sufficient to enable payment in full, in Cash, without interest,of Allowed Administrative Expense Claims on or before the Effective Date. If any such Claim becomes Allowed after the Effective Date, it shall be paid within five (5) Business Days after it becomes Allowed. The Trustee believes that the aggregate amount of the Administrative Expense Claims will not exceed the Reorganized Debtors' ability to pay such Claims when they are Allowed or become due.

     The Plan provides that, except for the Professional Fee Claims, Ordinary Course Administrative Expense Claims, and Allowed Costs and Expenses of any party in interest in making a substantial contribution to the Case pursuant to section 503(b)(3) or (b)(4) of the Bankruptcy Code, requests for payment of Administrative Expense Claims must be filed and served in accordance with applicable Rules of the Bankruptcy Court by no later than the Confirmation Date. Any Entity that is required to File a request for the payment of an Administrative Expense Claim and fails to do so shall be barred, estopped and enjoined from asserting any such claim against the Debtors, their Estate, or their respective property.

     Professional Fee Claims for the final allowance of compensation and reimbursement of expenses accrued as of the Confirmation Date must be Filed within sixty (60) days of the Confirmation Date and shall be paid within five
(5) days after such Claims become Allowed. Applications for allowance of Costs and Expenses by parties in interest pursuant to section 503(b)(3) or (b)(4) must be Filed within sixty (60) days after the Effective Date and shall be paid within five (5) days after such Claims become Allowed. The Trustee's application for reimbursement of Costs and Expenses in making a substantial contribution to the Case shall be Allowed in an amount at least equal to $400,000.00 but in no event to exceed $600,000.00. Objections to Professional Fee Claims or other Entities for compensation or reimbursement of expenses must be Filed no later than ten (10) days prior to the Confirmation Hearing Date.

     Holders of Ordinary Course Administrative Expense Claims, which are those liabilities incurred postpetition in the ordinary course of business, other than Professional Fee Claims, shall be paid pursuant to their terms. All Ordinary Course Administrative Expense Claims which are not due and payable by their terms by the Confirmation Date shall be paid by the Reorganized Debtors, subject to all applicable offsets and defenses which the Debtors had, have and hold to the payment of such Claims.

     The Trustee estimates, based upon estimates provided by the Debtors at the end of February, 2001, that the total amount of unpaid Non-Ordinary Course Administrative Expense Claims due as of the Confirmation Date, except the DIP Facility Claims, will be approximately $3,500,000 - 5,000,000. Allowed Non-Ordinary Course Administrative Expense Claims shall be paid in full, in Cash, on or before the later of (i) the Effective Date, (ii) five (5) Business Days after the date of entry of a Final Order Allowing such Claim, or (iii) the date on which such Claim becomes due in accordance with its terms, subject to the right of the Debtors or the Proponent to contest such Claims. Upon payment of the Allowed amount of such Claims, all liens and security interests granted to secure such Claims shall be deemed to be canceled and of no further force or effect.

     (b) PRIORITY TAX CLAIMS. Priority Tax Claims are those Tax Claims entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

     The Plan provides that Priority Tax Claims, if any, shall be paid in full, in Cash, on the Effective Date of the Plan or five (5) Business Days after such Claim becomes an Allowed Priority Tax Claim. The Trustee believes that the aggregate amount of Priority Tax Claims will not exceed the Reorganized Debtors' ability to pay such Claims when they are Allowed. An Allowed Priority Tax Claim will accrue simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on 90-day United States Treasuries on the Effective Date, unless the Holder of the Priority Tax Claim agrees to different treatment on more favorable terms to the Reorganized Debtors.

     No Holder of an Allowed Priority Tax Claim will be entitled to any payments on account of any pre-Effective Date Interest accrued on, or penalty arising after the Petition Date with respect to, or in connection with, Allowed Priority Tax Claim. Any such Claim or demand for any such accrued postpetition interest or penalty will be discharged upon confirmation of the Plan in accordance with section 1141(d)(1) of the Bankruptcy Code, and the Holder or a Priority Tax Claim will be precluded from assessing or attempting to collect such accrued interest or penalty from the Reorganized Debtors or their property.

     2.   CLASSIFIED CLAIMS AND INTERESTS

     Under the Plan, Claims against, and Interests in, each of the Debtors are divided into Classes according to their relative seniority and other criteria.

     A description of the Claims and Interests included in each Class of Claims and Interests, the treatment of those Classes under the Plan, and the securities and other property (if any) to be distributed to Holders of Claims or Interests in those Classes under the Plan are described below. The amounts and forms (e.g., Cash, New Common Stock) of distributions under the Plan are based upon, among other things, the requirements of applicable law and the Trustee's assessment of the best means to distribute the highest enterprise value in the Debtors to Holders of Claims and Interests.

     The Plan classifies Claims against and Interests in the Debtors into nine classes.

     (a)  UNIMPAIRED CLASSES

          (i) Class 1 - Priority Claims.

          Class 1 consists of Priority Claims, other than Administrative Expense Claims and Priority Tax Claims, entitled to priority under section 507(a) of the Bankruptcy Code. Each Holder of an Allowed Priority Claim will receive payment in full on the Effective Date of the Plan, or such later date as the Claim becomes an Allowed Claim, and includes all applicable interest and other charges to which the Holders of such Allowed Priority Claims may be entitled under applicable law or contract. The Trustee believes that the aggregate amount of Class 1 Priority Claims will not exceed the Reorganized Debtors' ability to pay such Claims when they are Allowed.

          (ii) Class 2 - Prepetition Credit Facility Claims.

          Class 2 consists of all Allowed Prepetition Credit Facility Claims against either Debtor, including Allowed post-Petition Date interest, fees, costs and expenses. On the Effective Date, Allowed Prepetition Credit Facility Claims shall be paid in full in Cash.

          (iii) Class 3 - Other Secured Claims.

          Class 3 consists of Other Secured Claims, which at the option of the Trustee, shall receive, on or before five (5) Business Days after the Effective Date, either (x) Reinstatement of the Claim, or (y) payment in Cash in the Allowed amount of such Claim in full satisfaction thereof (the "Cash Option"), with unencumbered title to the Collateral for the Claim vesting in the Reorganized Debtors. The Trustee believes that the aggregate amount of Other Secured Claims will not exceed the Reorganized Debtors' ability to pay such Claims. If the Proponent has not notified a member of this Class as to which of the foregoing treatments such Creditor will receive, then the Proponent will be deemed to have elected to Reinstate that Creditor's Claim. If the Cash Option is elected, then upon payment, all of the liens and security interests held by such Creditor will be deemed to have been canceled and terminated, and within ten (10) days, such Creditor shall deliver to the Reorganized Debtors such documents and instruments as may be reasonably requested by them or the Proponent for the purpose of canceling such security interest and lien of record.

          (iv) Class 4 - Debenture Claims.

          Class 4 consists of the Claims of the Holders of Debentures issued by ENBC. On the Effective Date, Allowed Debenture Claims shall be Reinstated. Reorganized ENBC shall assume the Indenture and the Debentures, and all Allowed, accrued and unpaid interest on the Debentures required to be paid to render such Debentures unimpaired shall be paid in full in Cash unless the Holders of Debenture Claims make the New Common Stock Election. For a discussion of the New Common Stock that shall be issued to the Holders of Debentures who make the New Common Stock Election, see Section VI.C.1 of this Disclosure Statement below.

          (v) Class 5A - General Unsecured Claims Against ENBC.

          Class 5A consists of General Unsecured Claims against ENBC other than the Debenture Claims and Intercompany Claims. Allowed Claims in Class 5A shall receive payment in full, in Cash, inclusive of any interest payable in order to render such Creditor unimpaired, on the Effective Date.

          (vi) Class 5B - General Unsecured Claims Against Bagel Partners.

          Class 5B consists of General Unsecured Claims against Bagel Partners, excluding Intercompany Claims. Allowed Claims in Class 5B shall receive payment in full, in Cash, inclusive of any interest payable in order to render such Class unimpaired, on the Effective Date.

          (vii) Class 6 - Equity Interests in Bagel Partners.

          Class 6 consists of all Equity Interests in Bagel Partners other than Claims and Interests in Class 8. Members of Class 6 shall retain their Equity Interests in Bagel Partners.

     (b)  IMPAIRED CLASSES

          (i) Class 7 - Equity Interests in ENBC.

          Class 7 consists of all Equity Interests in ENBC. On the Effective Date, members of Class 7 will receive PARI PASSU and PRO RATA, the number of shares of New Common Stock determined by subtracting from ten million (10,000,000), the number of shares of New Common Stock that would be issued to the Holders of Debentures if all Holders of Debentures made the New Common Stock Election.

          The assumed total amount of Debenture Claims is approximately $140 million. If all Debenture Holders made the New Common Stock Election, then approximately eighteen (18) million shares would be issued to Debenture Claims, and two (2) million shares would be issued to Holders of Old Common Stock. Assuming (x) enterprise value range of $240 - 260 million with a midpoint value of $250 million, (y) a New Senior Credit Facility of $85 million, and (z) Reinstated Debentures (after payment of accrued interest) of $125 million, the amount of equity value attributable to the Equity Interests in both ENBP and ENBC is approximately $40 million under the Plan.

          (ii) Class 8 - Old Options and Subordinated Securities Claims.

          Class 8 consists of all contracts, options or warrants, including the Put Right, to purchase Old Common Stock and Claims that are subject to subordination under section 510(b) of the Bankruptcy Code or otherwise including, without limitation, any Claim arising from rescission of a purchase or sale of a security of either Debtor or any of their affiliates, for damages arising from the purchase or sale of a security of either Debtor or any of their affiliates, or for reimbursement or contribution Allowed on account of such Claim. The Plan provides that the Old Options that have not been exercised as of the Petition Date and Subordinated Securities Claims shall receive no distribution under the Plan, and shall be deemed canceled and of no further force or effect on the Effective Date.

     The Bankruptcy Court, after notice and a hearing, shall determine any controversy as to whether any Creditor or Holder of an Interest or Class of Creditors or Class of Interests is Impaired under the Plan.

B.   OTHER PROVISIONS OF THE PLAN

     1.   POST-CONSUMMATION OPERATIONS

     (a)  BOARD OF DIRECTORS

          Following the Confirmation Date, the terms of the current members of the boards of directors of ENBC and ENBPI will continue in effect until the Effective Date. After entry of the Confirmation Order, and until the Effective Date, the boards of directors of ENBC and ENBPI shall take no action that has not been approved in writing by Entities that are to become Holders of a majority of the New Common Stock in the aggregate. On the Effective Date, the terms of the members of the boards of ENBC and ENBPI shall end, and a new nine-member board of directors of Reorganized ENBC shall be installed. The new ENBC board shall designate the new ENPBI board. The Trustee shall be entitled to designate three (3) members of the new ENBC board, and the chief executive officer of the Reorganized Debtors as of the Confirmation Date shall be appointed as one member of such board. If ENBC's chief executive officer does not accept the appointment to the board, that seat will be treated as vacant and will be filled at the first meeting of the Holders of New Common Stock. The remaining five (5) members of the board of directors of Reorganized ENBC installed on the Effective Date shall consist of the five (5) individuals whose nomination to the board was supported by the largest number of Claims held by Holders of Debentures making the New Common Stock Election.

          No later than 180 days after the Effective Date, the board of Reorganized ENBC shall cause a meeting of Holders of New Common Stock to be held, at which time all members of Reorganized ENBC's board shall be elected.

     (b)  OFFICERS

          The principal executive officers of the Debtors as of the Confirmation Date shall be offered employment by the Reorganized Debtors in accordance with the terms of their employment as of the day the Plan was Filed, or on such other terms as are agreed to by the respective officers and the new board of Reorganized ENBC.

     2.   EMPLOYMENT, RETIREMENT, INDEMNIFICATION AND OTHER AGREEMENTS

          Unless the Plan provides otherwise, to the extent that either of the Debtors has in place as of the Petition Date, employment, retirement, indemnification and other agreements with their respective present or former directors, officers, and employees, or retirement income plans, welfare benefit plans and other plans, such programs and plans which have not been previously assumed shall be deemed assumed as of the Effective Date of the Plan.

          On the Effective Date, the Reorganized Debtors will have the authority to enter into employment, retirement, indemnification and other agreements and bonus and other incentive plans in which officers and other employees of the Reorganized Debtors may be eligible to participate.

     3.   NO CORPORATE ACTION REQUIRED

          The consummation of the Plan, the adoption, execution, delivery and implementation of all contracts, leases, documents, instruments, and other agreements related to or contemplated by the Plan, and the other matters provided for, under, or in furtherance of the Plan involving action to be taken by or required shall be deemed to have occurred and be effective as provided in the Plan, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of action by stockholders or directors of the Debtors. All documents or instruments which must be executed and delivered by the Debtors under the Plan shall be deemed appropriately executed if signed by either the President or General Counsel of ENBC.

C.   MEANS FOR IMPLEMENTATION OF THE PLAN

     The Plan will be implemented through a series of transactions that will take place on or about the Effective Date of the Plan. On the Effective Date, except to the extent otherwise specifically provided in the Plan, (a) the Old Common Stock and warrants and rights to acquire the foregoing, the Old Options, the Put Right, and any of their instruments or documents evidencing or creating any indebtedness or obligation of such ownership interests in either Debtor and
(b) any Claims against the Debtors that are subject to subordination under section 510(b) of the Bankruptcy Code or otherwise, including, without limitation, any Claim arising from rescission of a purchase or sale of a security of the Debtors or any affiliate of the Debtors for damages arising from the purchase or sale of a security of the Debtors or any affiliate of the Debtors, or for reimbursement or contribution allowed on account of such a Claim will be canceled. Immediately thereafter, all property of ENBC and Bagel Partners will revest in the respective Reorganized Debtor free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order.

     1. ISSUANCE OF NEW COMMON STOCK TO CERTAIN EQUITY INTERESTS AND CERTAIN DEBENTURE HOLDERS IN ENBC; DEBENTURE HOLDERS' RIGHT TO NOMINATE BOARD MEMBERS

     Holders of Equity Interests in ENBC electing not to tender their shares of Old Common Stock, New Common Stock or the right to receive New Common Stock, as set forth in Section VI.C.2 below, shall be allocated and receive PARI PASSU and PRO RATA, the number of shares of New Common Stock determined by subtracting from ten million (10,000,000) the number of shares of New Common Stock which would be issued if all Holders of Debentures made the New Common Stock Election.

     Holders of Debentures are entitled, but not required, to make an election (the "New Common Stock Election") to receive on the Effective Date a certain number of shares of New Common Stock in complete satisfaction, payment and discharge of all Debentures held by such Debenture Holder. Unless the Bankruptcy Court orders otherwise, the Debenture Holders shall make the New Common Stock Election by delivering to the Trustee no later than fifteen (15) days prior to the Confirmation Hearing a writing, signed by the Holder, identifying the principal amount of Debentures held by such Creditor as of the Record Date, and unambiguously expressing the Creditor's decision to elect to receive New Common Stock in exchange for and in complete satisfaction, payment and discharge of, all Debentures held by such Creditor. The New Common Stock Election shall be irrevocable once made, and may be made for all, but not less than all, of the Debentures held by a Creditor. The Claims of any Holders of Debentures who make the New Common Stock Election shall be deemed Allowed Claims for all purposes notwithstanding the pendency of any objection or dispute with respect thereto. On the Effective Date, the Debtors will be deemed to have released and waived any and all Causes of Action against any Debenture Holder who makes the New Common Stock Election. The Debentures owned by Creditors who make the New Common Stock Election shall be deemed exchanged for New Common Stock as of the Effective Date, and the Global Certificate shall be reduced to an amount that reflects the exchange of Debentures by all Creditors making the New Common Stock Election. The New Common Stock distributed to the Debenture Holders making the New Common Stock Election shall be determined by dividing the Conversion Price into the total dollar amount of the Claim of each such Debenture Holder, including principal and accrued interest as of the Effective Date.

     No later than the date on which the New Common Stock Election is to be made, any Debenture Holder making such election is permitted, but is not required, to nominate a maximum of five individuals to serve on the board of directors of the Reorganized ENBC. The five (5) individuals who are nominated by the largest number of Claims of Debenture Holders who make the New Common Stock Election will be appointed to the board of the Reorganized ENBC on the Effective Date of the Plan.

     The following allocation formula applies with respect to the issuance of New Common Stock under the Plan:

          * There will be a maximum of 10 million shares in the aggregate available for issuance under the Plan to Holders of Debentures and Old Common Stock. Holders of Claims based upon ownership of Debentures can convert their Claims into New Common Stock to be issued under the Plan at a price of $17.50 per share.

          * Debenture Holders who exercise the New Common Stock Election will bear 50% of the dilution, and Equity Interests in ENBC will bear 50% of the dilution from the exercise of Warrants issued to the New Senior Credit Facility Lender, discussed in Section VI.C.3 below. Holders of New Common Stock will share all other dilutive events PRO RATA.

     Subject to any restrictions on payment of dividends imposed by the New Senior Credit Facility or any future credit facility, the Holders of New Common Stock will be entitled to such dividends (whether payable in Cash, property or capital stock) as may be declared from time to time by the board of directors of the Reorganized ENBC from funds, property or stock legally available therefor, and will be entitled after payment of all prior claims to receive on a PRO RATA basis all assets of the Reorganized Debtors upon the liquidation, dissolution or winding up of the Reorganized Debtors. Holders of New Common Stock have no redemption, conversion or preemptive rights to purchase or subscribe for Securities of the Reorganized ENBC.

     The respective Holders of New Common Stock will vote on all matters as a single class, and each Holder of New Common Stock will be entitled to one vote for each share of the New Common Stock that it owns. Holders of New Common Stock will not have cumulative voting rights.

     The New Common Stock will be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

     2.   POTENTIAL TENDER OFFER TO HOLDERS OF OLD COMMON STOCK OR NEW COMMON
STOCK

     In connection with the Plan, the Trustee may, but has not conclusively determined to, make available [after the Confirmation Date but subject to the occurrence of the Effective Date] a tender offer to Holders of Equity Interests in ENBC, except the Proponent, which would allow such Holders to tender their Old Common Stock or, alternatively, their New Common Stock (or rights to receive their New Common Stock) to the Trustee in exchange for Cash at a price to be determined by the Trustee. The tender offer would give the Holders of Equity Interests in ENBC an option to receive Cash as opposed to New Common Stock in complete satisfaction, discharge and release of their rights pursuant to the Plan. Further details with respect to the potential tender offer will be Filed ten (10) days in advance of the Confirmation Hearing Date. The Trustee presently anticipates that, if the tender offer were established, the maximum amount of funds under his control that would be made available for distribution would be $4 million.

     3.   THE NEW SENIOR CREDIT FACILITY

     ING Pilgrim has indicated that it is prepared to extend to the Reorganized Debtors revolving credit and term loan facilities in the aggregate amount of $85 million as a means of implementing the Plan. A copy of the Term Sheet pursuant to which ING Pilgrim has indicated it may extend such credit is Appendix 2 to this Disclosure Statement.

     The Trustee expects that the New Senior Credit Facility will be sufficient to (i) fund working capital needs after emergence from chapter 11 and (ii) satisfy Plan obligations (including repayment of the DIP Facility).

     4.   AMENDMENT OF PARTNERSHIP AGREEMENT

     On the Effective Date, the Partnership Agreement will be amended to eliminate the Put Right. A copy of the amended Partnership Agreement shall be set forth in an exhibit to the Plan to be Filed at least ten (10) days before the Confirmation Hearing Date.

     5.   AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     The certificate of incorporation and bylaws of Reorganized ENBC shall be amended as necessary to satisfy the provisions of the Plan and applicable law. All modifications to such documents shall be set forth in exhibits to the Plan to be Filed at least ten (10) days before the Confirmation Hearing Date.

D.   DISTRIBUTIONS

     1.   TIME OF DISTRIBUTIONS

     Except as otherwise provided for in the Plan or ordered by the Bankruptcy Court, distributions under the Plan will be made to Holders of Allowed Claims and Allowed Interests on the Effective Date or as soon as practicable thereafter.

     2.   INTEREST ON DISPUTED CLAIMS OR INTERESTS

     Notwithstanding the provisions of the Plan with respect to the payment of interest on Allowed Claims, interest will not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made thereon when and if such Disputed Claim becomes an Allowed Claim except to the extent such interest is necessary to render such Allowed Claim unimpaired under applicable law.

     3.   DISBURSING AGENT

     The Plans calls for the Reorganized Debtors, or any Entity designated by the Proponent, in his sole discretion, to serve as a disbursing agent. The Disbursing Agent will make all distributions required under the Plan.

     4.   DELIVERY OF DISTRIBUTIONS

     Distributions to Holders of Allowed Claims and Allowed Interests will be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim or Interest filed by such Claim Holders or Interest Holders (or at the last known addresses of such Claim Holders or Interest Holders if no Proof of Claim or Interest is Filed), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim or Interest, (c) at the addresses reflected in the Schedules if no Proof of Claim or Interest has been Filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of a Claim Holder whose Claim is governed by the Indenture or other agreement, at the addresses contained in the official records of the Indenture Trustee.

     5.   UNCLAIMED DISTRIBUTIONS

     (a)  NONNEGOTIATED CHECKS

     If the Holder of an Allowed Claim fails to present for payment a check issued to such Holder pursuant to this Plan within ninety (90) days of the date such check was issued, or if any distributions of Cash are returned to the Disbursing Agent due to an incorrect or incomplete address for which the Reorganized Debtors have not received a correct address, then the amount of Cash attributable to such check or distribution shall be deemed to be Unclaimed Distributions in respect of such Holder's Class of Claims and the payee of such check or distribution shall be deemed to have no further Claim in respect of such check or distribution, and shall not be entitled to participate in any further distributions under the Plan.

     (b)  UNCLAIMED DISTRIBUTIONS

     If a Creditor or Equity Interest Holder has failed to receive distributions of property due to such Entity within five (5) years after the Effective Date, such property shall be deemed to be Unclaimed Distributions.

     (c)  REVESTING OF UNCLAIMED DISTRIBUTIONS

     All Unclaimed Distributions of Cash or New Common Stock shall revest in the Reorganized Debtors, free and clear of all claims and rights of any Creditor notwithstanding any federal or state escheat laws to the contrary.

     6. PROCEDURES FOR TREATING AND RESOLVING DISPUTED AND CONTINGENT CLAIMS OR INTERESTS

     (a)  NO DISTRIBUTIONS PENDING ALLOWANCE

     Under the Plan, no payments or distributions will be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim or Disputed Interest has become an Allowed Claim or Allowed Interest. All objections to Claims or Interests must be filed on or before the Claims/Interests Objection Deadline.

     (b)  DISTRIBUTION RESERVE

     The Disbursing Agent may request estimation for any Disputed Claim or Interest that is contingent or unliquidated, but is not required to do so. The Disbursing Agent will place in the Distribution Reserve any dividends, payments or other distributions made on account of, as well as any obligations arising from, the property withheld in the Distribution Reserve, to the extent that such property continues to be withheld in the Distribution Reserve at the time such distributions are made or such obligations arise. If practicable, the Disbursing Agent will invest any Cash that is withheld in the Distribution Reserve in a manner that will yield a reasonable net return, taking into account the safety of the investment. Nothing in the Plan or herein will be deemed to entitle the Holder of a Disputed Claim or Interest to postpetition interest on such Claim or Interest.

     (c)  DISTRIBUTIONS AFTER ALLOWANCE

     Payments and distributions from the Distribution Reserve to each respective Disputed Claim or Disputed Interest, to the extent that it ultimately becomes an Allowed Claim or Allowed Interest, will be made in accordance with provisions of the Plan that govern distributions to Holders of Claims or Interests. After a Final Order has been entered, or other final resolution has been reached, with respect to all Disputed Claims or Disputed Interests, any Cash or New Common Stock held in the Distribution Reserve will be distributed PRO RATA to Holders of Allowed Claims and Interests in accordance with the provisions of the Plan. All distributions made under the Plan on account of an Allowed Claim or Allowed Interest will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim or Allowed Interest had been an Allowed Claim or Allowed Interest on the dates distributions were previously made to Holders of Allowed Claims or Allowed Interests.

     (d)  No Multiple Satisfactions

     Notwithstanding anything in the Plan or in the Schedules to the contrary, to the extent that an Entity is the Holder of a Claim that is allowable against more than one of the Debtors based upon the same right to payment or equitable remedy that gives rise to a right to payment, such as a Holder of a Claim for a loan given to one Debtor, which is guaranteed by the other Debtor, shall only receive a distribution as if the Entity was the Holder of a Claim against one Debtor. Such distribution shall be deemed to be in full satisfaction of the Entity's Claims against both Debtors. Interests in Bagel Partners shall be entitled exclusively to the treatment provided in Class 6 of the Plan, and such Interests shall not be Allowed Interests in ENBC under Class 7 of the Plan. Conversely, Interests in ENBC shall be entitled exclusively to the treatment provided in Class 7 of the Plan, and such Interests shall not be Allowed Interests in Bagel Partners. The treatment provided to Allowed Interests in Classes 6 and 7, respectively, shall be deemed to be in full satisfaction of such Interests.

     7.   FRACTIONAL SECURITIES

     Under the Plan, fractional shares of New Common Stock will not be issued or distributed, and any amounts that would have been payable in such fractional securities will be deemed to be zero. Neither the Reorganized Debtors nor the Disbursing Agent will be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half-dollars being rounded down.

     8.   ALLOWANCE OF CERTAIN CLAIMS

     (a)  DIP FACILITY CLAIM

     On the Effective Date, all obligations of the Debtors under the DIP Facility will be paid in full in Cash, provided that within ten (10) days thereafter, the DIP Lenders deliver to the Reorganized Debtors all instruments reasonably requested by them or the Proponent to terminate and cancel of record all such liens and security interests. On the Effective Date, all liens and security interests granted to secure such obligations will be deemed canceled and will be of no further force and effect.

     (b)  PROFESSIONAL FEE CLAIMS

     Under the Plan, all final requests for payment of Professional Fee Claims must be filed no later than sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the Allowed amounts of such Professional Fee Claims will be determined by the Bankruptcy Court and paid when such Claims become Allowed.

     (c)  OTHER ADMINISTRATIVE FEES

     Requests for compensation or expense reimbursement for making a substantial contribution in the Case pursuant to section 503 of the Bankruptcy Code must be filed with the Bankruptcy Court on or before the Effective Date. All other requests for payment of an Administrative Claim (other than the Professional Claims discussed above) must be filed with the Bankruptcy Court and served on counsel for the Debtors and the Proponent no later than the Confirmation Date. Unless the Trustee objects to an Administrative Claim within the Claims Objection Deadline, such Administrative Claim will be deemed allowed in the amount requested. In the event that the Trustee objects to an Administrative Claim, the Bankruptcy Court will determine the allowed amount of such Administrative Claim. Notwithstanding these provisions of the Plan, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim that is paid or payable by the Debtors in the ordinary course of business.

     9.   INTERCOMPANY CLAIMS

     Intercompany Claims are not affected by the Plan.

E.   CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION OF THE PLAN

          (a) The Bankruptcy Court shall have approved a disclosure statement with respect to the Plan in form and substance reasonably acceptable to the Proponent, or shall have determined that no Disclosure Statement is required.

          (b) The Proponent shall have been authorized to assume all leases and executory contracts which it may seek to assume.

          (c) The Proponent shall have received the consent of any governmental units whose consent is required for confirmation.

          (d) The Confirmation Order shall be in form and substance reasonably acceptable to the Proponent.

          The occurrence of the following shall be separate conditions to the Effective Date of the Plan:

          (a) The Confirmation Order shall have been entered in form and substance acceptable to the Proponent and shall be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

          (b) The Proponent shall have caused the Reorganized Debtors to enter into the New Senior Credit Facility and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

F.   WAIVER OF CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION

     The Trustee shall have the right to waive any of the foregoing conditions to Confirmation, except for the conditions set forth in SectionVI.E (c) and (d) above. The Trustee may waive the condition to the Effective Date that the Confirmation Order be a Final Order. Without limiting the foregoing, the Effective Date may occur notwithstanding the pendency of an appeal from the Confirmation Order or any order related thereto so long as there is no stay in effect. The Effective Date may occur before the expiration of time to take an appeal from or to seek reconsideration or revocation of the Confirmation Order without the giving of any notice to any objecting party. In the event of any such appeal, the Trustee may seek the dismissal of such appeal as moot following the Effective Date of this Plan.

G.   RETENTION OF JURISDICTION

     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and as more particularly described in Article 10 of the Plan, the Court will have exclusive jurisdiction of all matters arising out of, and related to, the Case and the Plan, including, among other things:

          (a) to adjudicate all controversies concerning the classification or allowance of any Claims or Interests;

          (b) to liquidate, allow or disallow any Claims, which are Disputed, Contingent or Unliquidated;

          (c) to determine any and all objections to the allowance of Claims or Interests, or counterclaims to any Claim;

          (d) to determine any and all applications for allowance of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan;

          (e) to determine any applications pending on the Effective Date for the rejection or assumption of executory contracts or unexpired leases or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which either Debtor is a party or with respect to which it may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom;

          (f) to adjudicate any actions brought by the Proponent or the Debtors on any Causes of Action or Avoiding Power Causes of Action, at any time prior to expiration of the relevant statute of limitations;

          (g) to determine any and all applications, adversary proceedings and contested or litigated matters that may be pending on the last date for objections to Claims;

          (h) to consider any modifications of the Plan, remedy any ambiguity, defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Court;

          (i) to determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of the Plan;

          (j) to consider and act on the compromise and settlement of any Claim or cause of action by or against the Estate;

          (k) to issue orders in aid of execution of the Plan to the extent authorized by section 1142 of the Bankruptcy Code; and

          (l) to determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with the Plan or the Confirmation Order.

H.   PRESERVATION OF CAUSES OF ACTION

     In accordance with section 1123(b)(3) of the Bankruptcy Code and except as provided in the Plan, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions and the Avoiding Power Causes of Action, and other similar Causes of Action arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any. The

Reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release, compromise or enforce such rights (or decline to do any of the foregoing). A nonexclusive list of the Retained Actions was Filed by the Debtors as Exhibit F to the Debtors' Joint Plan of Reorganization Filed January 30, 2001. The Trustee will file a nonexclusive list of the Avoiding Power Causes of Action and Retained Actions to be retained by the Reorganized Debtors following the Effective Date no later than ten (10) days prior to the the Confirmation Hearing Date. The Trustee has not conducted an investigation into the potential Retained Actions or Avoiding Power Causes of Action.

I.   SUBSTANTIVE CONSOLIDATION

     This Case has been consolidated for procedural purposes only and is being jointly administered pursuant to an order of the Bankruptcy Court. The Plan does not contemplate the substantive consolidation of the Debtors.

     On August 30, 2000, New World Filed a complaint (the "Consolidation Complaint") seeking to substantively consolidate the Debtors' Estate. On October 10, 2000, the Debtors filed an answer in the form of a general denial with respect to the relief sought in that Complaint. If the Plan is confirmed and consummated, the issues raised in the Consolidation Complaint will not be litigated. However, should the Plan not be confirmed and consummated, it is likely that New World would prosecute the Consolidation Complaint, leading to protracted, fact-intensive, and expensive litigation. The Creditors' Committee also filed a complaint for substantive consolidation of the Debtors' Estates on June 13, 2000. By agreement of counsel between counsel to the Creditors' Committee and the Debtors, the Debtors did not file an answer to the Committee's complaint. On January 10, 2001, the Creditors' Committee filed a Withdrawal of Limited Objections to Confirmation, but the adversary proceeding commenced by the Creditors' Committee upon the filing of its complaint is still pending.

     If the relief requested in the Consolidation Complaint were granted, the two Debtors' Estates would be combined (or "substantively consolidated"). The effect of substantive consolidation is to combine both the assets and liabilities of the Debtors and to treat them as if they belonged to a single, consolidated entity. The nature and effect of substantive consolidation closely resembles a corporate merger and usually results in pooling of the assets of, and claims against, and combining the creditors of the consolidating entities for purposes of voting on a plan. The Trustee believes that if the relief requested in the Consolidation Complaint were to be granted, Holders of Bagel Funding Unit Rights, Tag-Along Rights and Other Limited Partners Interests would receive no distribution.

J.   MISCELLANEOUS MATTERS

     1.   REVESTING OF ASSETS

     Except with respect to property of the Estate to be distributed pursuant to the Plan, all property of each of the Debtor's Estates, including Causes of Action, which have not been sold, transferred, abandoned or conveyed prior to the Effective Date will revest in the respective Reorganized Debtors on the Effective Date free and clear of all Claims, liens, charges, encumbrances, rights and Interests of Creditors and Equity Interest Holders, except as otherwise provided in the Plan. On the Effective Date, the Reorganized Debtors and their successors may operate the business and use, acquire and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

     2. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; BAR DATE FOR REJECTION DAMAGE CLAIMS

     (a) ASSUMED CONTRACTS AND LEASES. Effective as of the Effective Date, all executory contracts that exist between the Debtors and any Entity which have not been assumed or rejected prior to the Effective Date shall be deemed assumed, except for any executory contract which is subject to a pending application to assume or extend time to assume or reject. Nothing contained herein shall constitute a waiver of any claim, right or Cause of Action against any nondebtor party to any executory contract, including an insurer under any policy of insurance.

     (b) OLD OPTIONS. Any options, warrants or other contracts representing the right to acquire Old Common Stock, including the Put Right, which have not been effectively exercised in accordance with the terms of the underlying agreement as of the Petition Date, shall be canceled as of the Effective Date. All Claims arising under such warrants or options shall be classified in Class 8.

     (c) UNEXPIRED LEASES. All unexpired leases that exist between the Debtors and any Entity, which have not been assumed or rejected prior to the Effective Date shall be deemed assumed as of the Confirmation Date, except for any unexpired lease which is subject to a pending application to reject or extend the time to assume or reject. Nothing contained herein shall constitute a waiver of any claim, right or Cause of Action against any lessor or lessee. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property will include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other documents that in any manner affects such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights IN REM related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Court or otherwise rejected as a part of the Plan.

     (d) PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. The provision (if any) of each executory contract and unexpired lease to be assumed under the Plan which are or may be in default will be satisfied solely by Cure. Cure is the distribution of Cash (or other property agreed upon by the parties or ordered by the Court) in an amount equal to unpaid monetary obligations (without interest) under such executory contract or unexpired lease or such other amount as agreed upon by the parties. Thus, executory contracts and unexpired leases will be assumed notwithstanding the Debtors' failure or inability to cure nonmonetary defaults as long as Cure is paid. In the event of a dispute regarding (i) the nature or the amount of any Cure; (ii) the ability of Reorganized Debtors to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, Cure will occur as soon as practicable following the entry of a Final Order resolving the dispute and approving the assumption.

     (e) APPROVAL OF ASSUMPTION OF LEASES AND CONTRACTS. Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases to be assumed pursuant to the Plan.

     (f) BAR DATE FOR FILING PROOFS OF CLAIM RELATING TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES REJECTED PURSUANT TO THE PLAN. Any and all Proofs of Claim arising out of the rejection of an executory contract or unexpired lease must be Filed within thirty (30) days after the date the Bankruptcy Court enters an order approving such rejection. Any Holder of a Claim arising out of the rejection of an executory contract or unexpired lease who fails to File a Proof of Claim within such time shall be forever barred, estopped and enjoined from asserting such Claim against the Debtors, their Estate, the Proponent or the Reorganized Debtors. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan. Nothing contained herein shall extend the time for Filing a Proof of Claim for rejection of any contract or lease rejected prior to the Confirmation Date.

     3.   DISCHARGE

     Except as otherwise specifically provided in the Plan or Confirmation Order, the distributions and rights that are provided in the Plan shall be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to occurrence of the Effective Date) of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their Assets (including the Put Right), regardless as to whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including but not limited to demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not
(a) a Proof of Claim or Interest based upon such debt, right, or Interest is Filed or deemed Filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such debt, right, or Interest is Allowed under section 502 of the Bankruptcy Code, or (c) the Holder of such a Claim, right, or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all liabilities of and Interests in the Debtors (including the Put Right), subject to the Effective Date occurring.

     4.   COMPROMISES AND SETTLEMENTS

     Pursuant to Bankruptcy Rule 9019(a), the Trustee or the Reorganized Debtors may compromise and settle various (a) Claims against the Debtors and (b) claims that the Debtors have against other persons. The Trustee expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against the Debtors and claims that the Debtors may have against other persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors as provided in the Plan.

     5.   INJUNCTION

     On and after the Confirmation Date, all persons and Entities that have held, hold or may hold (a) any Claim against or Interest in the Debtors shall be permanently enjoined and restrained from and against (i) commencing or continuing in any manner any suit, action or other proceeding of any kind against the Debtors or the Estate with respect to any such Claim or Equity Interest (other than actions to fix the Allowed amount of their Claims or Interests), (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or the Estate, (iii) creating, perfecting or enforcing any lien or encumbrance of any kind against the Debtors or the Estate or against any of their properties or interests in property with respect to such Claim or Interest, and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against any property or interest in property of the Debtors with respect to any such Claim or Interest, and (b) any Claim, right, debt, liability, action, and Cause of Action against, or Interest, Old Option (including the Put Right) in the Debtors or the Estate shall be permanently enjoined from and against commencing or continuing any suit, action or proceeding against, asserting or attempting to recover any Claim against or Interest in, or otherwise affecting the Debtors or the Estate with respect to any matter that is the subject of the Plan except pursuant to the Plan.

     6.   PRESERVATION OF SUBORDINATION RIGHTS

     The classification and treatment of all Claims and Interests under the Plan does not adversely affect any contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest or the Proponent or Debtors may have against other Claim Holders with respect to any distribution made pursuant to the Plan, except with respect to Claims of Holders of Debentures who make the New Common Stock Election, which are deemed Allowed.

                      VII. CERTAIN FACTORS TO BE CONSIDERED

     The Trustee believes that consummation of his Plan will maximize recoveries to Creditors and other stakeholders. However, there are risk factors for the Holder of Claims against or Interests in the Debtors to consider. Accordingly, please read and carefully consider the information below as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

A.   GENERAL CONSIDERATIONS

     The formulation of a reorganization plan is the principal purpose of a chapter 11 case. The Plan sets forth the means for satisfying the Holders of Claims against and Interests in the Debtors. Certain Claims may receive partial distributions pursuant to the Plan, and in some instances, no distributions at all. See Section VI.A entitled "Classification and Treatment of Claims and Interests," above. Reorganization of the Debtors' business and operations under the proposed Plan realizes the going concern value of the Debtors for the maximum benefit to the Holders of Claims against and Interests in the Debtors and also avoids the potentially adverse impact of a liquidation on many of the Debtors' customers, trade vendors, suppliers of goods and services and lessors.

     NewWorld has entered into an agreement with the Trustee to support confirmation of the Plan subject to certain terms and conditions as set forth in the parties' agreement. A copy of the agreement is Appendix 4 to the Disclosure Agreement.

B.   CERTAIN BANKRUPTCY CONSIDERATIONS

     If the Plan is not confirmed and consummated, there can be no assurance that the Holders of Claims and Interests will realize as favorable a distribution as that proposed in the Plan.

     If the Debtors' Sale Motion is approved, there is no indication as to when distributions shall be made to the Holders of Claims and Interests. Moreover, because there has been no allocation of the (a) value of the respective Assets of ENBC and Bagel Partners and (b) sale proceeds attributable to such Assets, the Holders of Claims against and Interests in either Debtor do not know the value available for distribution to them, if any. IF THE ASSETS ARE SOLD FOR THE PRICE PROPOSED IN THE SALE MOTION, CREDITORS OF ENBC WILL NOT BE PAID IN FULL AND HOLDERS OF ENBC OLD COMMON STOCK WILL NOT RECEIVE ANYTHING OF VALUE.

C.   INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

     The Projections attached as Appendix 1 to this Disclosure Statement cover the Debtors' operations through Fiscal Year 2005. These Projections are based on numerous assumptions including the timing, confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Trustee and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement was approved by the Bankruptcy Court may affect the actual financing results of the Debtors' operations. These variations may be material and may adversely affect the ability of the Reorganized Debtors to make payments with respect to post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as guaranty, representation or other assurance of the actual results that will occur.

     Except with respect to the Projections and except as otherwise specifically and expressly stated herein this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Trustee does not intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

D.   DIVIDENDS

     The Trustee does not anticipate that dividends will be paid with respect to the New Common Stock in the near future.

E.   ACCESS TO FINANCING

     Continued operations are dependent on the availability and cost of working capital financing and may be adversely affected by any shortage or increased cost of such financing. The Debtors' postpetition operations are financed from operating cash flow and borrowings pursuant to the DIP Facility. The Trustee believes that substantially all of his needs for funds necessary to consummate the Plan and for post-Effective working capital financing will be met by projected operating cash flow and the New Senior Credit Facility. No assurance can be provided, however, that any additional or replacement financing will be available on terms that are favorable or acceptable to the Trustee. Moreover, there can be no assurance that the Trustee will be able to obtain an acceptable credit facility upon expiration of the New Senior Facility.

F.   COMPETITION

     The food service industry is highly competitive. Generally, the Debtors compete with other bagel retailers and bakeries, specialty coffee retailers, and other "fast causal" food service retailers. The Debtors also compete with fast-food restaurants, delicatessens, take-out food service companies, supermarkets and convenience stores.

G.   CLAIMS ESTIMATIONS

     There can be no assurance that the estimated Claim amounts set forth in the Debtors' Disclosure Statement are correct, and the actual Allowed amounts of Claims may differ from the estimates. The estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed amounts of Claims may vary from those estimated herein.

H.   REGULATORY ISSUES

     The Reorganized Debtors will continue to do business in a number of states after the Effective Date and will be subject to the jurisdiction of numerous state and local statutes which regulate various aspects of the food service industry as well as federal and state laws governing franchising activities. The Trustee does not anticipate that the Reorganized Debtors will have difficulty complying with applicable law.

            VIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     The following is a general summary of certain material federal income tax consequences that implementation of the Plan may have on the Debtors and Holders of Claims and Interests. This summary does not discuss all aspects of federal income taxation that may be relevant to the Debtors, to a particular Holder of a Claim or Interest in light of its individual investment circumstances, or to certain Holders of Claims or Interests subject to special treatment under the federal income tax laws (for example, tax-exempt organizations, foreign corporations or individuals who are not citizens or residents of the United States). This summary also does not discuss any aspects of state, local or foreign taxation.

     This summary is based upon the Internal Revenue Code of 1986, as amended (the "IRC"), the Treasury regulations (including temporary regulations) promulgated thereunder, judicial authorities and current administrative rulings, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Moreover, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. The Trustee has not requested a ruling from the Internal Revenue Service or sought or obtained an opinion of counsel with respect to these matters. FOR THE FOREGOING REASONS, HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE AND LOCAL) TO THEM OF THE PLAN. THE TRUSTEE IS NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY HOLDER OF A CLAIM OR INTEREST, NOR IS THE TRUSTEE RENDERING ANY FORM OF LEGAL OPINIONS TO SUCH TAX CONSEQUENCES.

A.   FEDERAL INCOME TAX CONSEQUENCES TO ENBC

     1.   CANCELLATION OF INDEBTEDNESS

     Generally, the cancellation or other discharge of indebtedness triggers ordinary income to a debtor equal to the principal amount and accrued interest thereon (as determined for federal income tax purposes) of the indebtedness forgiven. If debt is canceled or discharged in a case under the Bankruptcy Code, however, no ordinary income to the debtor generally results. Instead, certain tax attributes otherwise available to the debtor are reduced, in most cases by an amount equal to the amount of the indebtedness forgiven. Tax attributes subject to reduction include (a) NOLs and NOL carryovers; (b) most tax credit carryovers; (c) capital losses and capital loss carryovers; (d) the tax basis of the debtor's depreciable and non-depreciable assets, but generally not in an amount greater than the excess of the aggregated tax bases of the property held by the debtor immediately after the cancellation of indebtedness over the aggregate of the debtor's liabilities immediately after the cancellation of indebtedness; (e) passive activity loss and credit carryovers; and (f) foreign tax credit carryovers. Attribute reduction is calculated only after the tax for the year of discharge has been determined. Because the Plan provides for the payment in full of Allowed Claims, the Proponent does not anticipate that the Debtors will incur any cancellation of indebtedness income and thus any tax liability therefor.

     2.   LIMITATION ON NET OPERATING LOSS

     The Proponent presently believes, based on projections and other information provided by the Debtors which have not been independently verified by the Proponent, that the Debtors' net operating loss carryovers and current net operating losses for the taxable year that includes the Effective Date will be preserved and will be in excess of any net taxable gain realized on the disposition of the assets pursuant to the Plan. Nevertheless, net operating loss carryforwards cannot offset more than ninety percent of alternative minimum taxable income. A corporation or a consolidated group of corporations may incur alternative minimum tax liability even when NOL carryovers and other tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax.

B.   FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF INTERESTS AND CLAIMS

     1.   HOLDERS OF EXISTING INTERESTS

     The Proponent does not believe that the treatment of Equity Interests in ENBC or Bagel Partners pursuant to the Plan gives rise to a taxable transaction. Holders of Interests are strongly advised to consult their tax advisors with respect to the tax treatment of their particular Interests under the Plan.

     2.   HOLDERS OF CLAIMS

     Generally, the tax consequences of the Plan to a Holder of a Claim depends, in part, on whether the Claim constitutes a "security" under tax laws, the type of consideration received in exchange for the Claim, whether the Holder is a resident of the United States for tax purposes, whether the Holder reports income on the accrual or cash basis method and whether the Holder receives distributions under the Plan in more than one taxable year. Holders of Claims are strongly advised to consult their tax advisors with respect to the tax treatment of their particular Claims under the Plan.

             IX. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST

A.   FEASIBILITY OF THE PLAN

     To confirm the plan, the Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further reorganization of the Debtors. This requirement is imposed by section 1129(a)(11) of the Bankruptcy Code and is referred to as the "feasibility" requirements. The Trustee believes that he will be able to timely perform all obligations described in the Plan, and, therefore, that the Plan is feasible.

     To demonstrate the feasibility of the Plan, the Trustee has prepared financial Projections for fiscal years 2000 through 2005, as set forth in Appendix 1 attached to this Disclosure Statement. The Projections indicate that Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations, including the New Senior Credit Facility, and to fund their operations. Accordingly, the Trustee believes that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Trustee cautions that no representations can be made as to the accuracy of the Projections or as to Reorganized Debtors' ability to achieve the projected results. Many of the assumptions upon which the Projects are based are subject to uncertainties outside the control of the Trustee. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtor's financial results. Therefore, the actual results may vary from the projected results and the variations may be material and adverse.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE TRUSTEE. CONSEQUENTLY, THE PROJECTIONS SHOULD BE NOT REGARDED AS A REPRESENTATION OR WARRANTY BY THE TRUSTEE, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B.   ACCEPTANCE OF THE PLAN

     As a condition to confirmation, the Bankruptcy Code requires that each class of impaired claims and interests vote to accept the Plan, except under certain circumstances. There are no Impaired Classes of Claims under the Plan.

     Under section 1126(d) of the Bankruptcy Code, a Class of Interests has accepted the Plan if Holders of such Interests holding at least two-thirds in amount actually voting have voted to accept the Plan. Holders of Interests who fail to vote are not counted as either accepting or rejecting a plan.

C.   BEST INTERESTS TEST

     Even if a plan is accepted by each class of holders of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the "best interests" of all holders of claims and interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that (i) all members of an impaired class of claims or interests have accepted the plan or (ii)) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code. The Proponent believes that the Plan satisfies the best interests test as to Creditors because all Classes of Claims are unimpaired.

     To calculate the probable distribution to members of each impaired class of holders of interests if the debtor were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from a debtor's assets if its chapter 11 case were converted to a chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of a debtor's assets by a chapter 7 trustee.

     The amount of liquidation value available to equity interest holders would be reduced by, first the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 case and the chapter 11 case. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its bankruptcy case (such as compensation of attorneys, financial advisors, and restructuring consultants) that are allowed in the chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the bankruptcy case. Finally, all Claims with priority over Equity Interests would have to be satisfied in full with postpetition interest at the legal rate before Equity Interests could share in the proceeds of liquidation.

D. APPLICATION OF THE BEST INTERESTS TEST TO THE LIQUIDATION ANALYSIS AND THE VALUATION OF REORGANIZED DEBTORS.

     The Proponent is relying upon the liquidation analysis incorporated into the Debtors' Disclosure Statement which accompanied the Debtors' Plan and which shows what Creditors of each of the Debtors would receive in a chapter 7 liquidation. Under the Debtors' liquidation analysis, Equity Interests in a liquidation under chapter 7 would receive nothing of value, and, accordingly, the Plan satisfies the "best interests" test as to Equity Interests. The Trustee has not independently verified the information contained in the Debtors' liquidation analysis and believes that any liquidation analysis is speculative. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims and Interests under the Plan. In addition, as noted above, the valuation analysis of the Reorganized Debtors also contains numerous estimates and assumptions. For example, the value of the New Common Stock cannot be determined with precision due to the absence of a public market for the New Common Stock.

     In applying the best interests test, it is likely that Claims and Interests in the chapter 7 cases of the Debtors would not be classified according to the ranking of such Claims and Interests as provided in the Plan. Rather, for each Debtor, in the absence of a contrary determination by the Bankruptcy Court, all pre-chapter 11 General Unsecured Claims that have the same rights upon liquidation would be treated as one Class for the purposes of determining the potential distribution of the liquidation proceeds resulting from the chapter 7 cases of the Debtors. Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Trustee believes that, taking into account the liquidation and the valuation analysis of the Reorganized Debtors, the Plan meets the "best interests" test of section 1129(a)(7) of the Bankruptcy Code. The Trustee believes that the members of each Impaired Class will receive at least as much under the Plan as they would in a liquidation in a hypothetical chapter 7 case.

E. CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES: THE "CRAM DOWN" ALTERNATIVE

     Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it has not been accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Code does not require acceptance of a plan by an Impaired Class of Interests as a condition to confirmation. Except for Class 8, which is deemed not to have accepted the Plan, the only other Impaired Class under the Plan is the Class of Equity Interests in ENBC, which is Class 7. Accordingly, even if Class 7 were determined to have voted NOT to accept the Plan because two-thirds of the Allowed Interests in such Class that voted did not vote in favor of the Plan, the Court may confirm the Plan at the request of the Proponent notwithstanding the Plan's rejection by Class 7 (and deemed rejection by Class 8) as long as the Plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted it. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

     A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (1)(a) that the holders of claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this subparagraph; or (3) for the realization by such holders of the indubitable equivalent of such claims.

     A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.

     A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property at all. The Trustee believes that the Plan complies with the "fair and equitable" standard and the absolute priority rule.

     Because Holders of Old Common Stock Options and Subordinated Securities Claims in Class 8 are receiving no distribution on account of such Claims and Interests under the Plan, Class 8 is deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Trustee intends to confirm the Plan as to Class 8 under the cram down provisions of section 1129(b) of the Bankruptcy Code. If Class 7 is determined not to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code, the Trustee also may seek to confirm the Plan as to such Class under the cram down provisions of section 1129 of the Bankruptcy Code. Alternatively, the Trustee may revoke or withdraw the Plan in accordance with section 12.03 of the Plan.

                 X. RESALE OF SECURITIES RECEIVED UNDER THE PLAN

     The New Common Stock to be issued under the Plan will be issued in reliance on the exemption from registration provided by section 1145 of the Bankruptcy Code. Except with respect to any New Common Stock issued to a "control person" of the Reorganized Debtors, the Trustee expects that the New Common Stock will be issued to the Holders of Allowed Claims in Classes 4 and 8 in reliance on the exemption pursuant to section 1145.

     Generally, except with respect to an "underwriter," as defined in section 1145(b) of the Bankruptcy Code, section 1145(a) makes section 5 of the Securities Act of 1933 and comparable registration requirements under local law inapplicable to the issuance of the New Common Stock to the Holders of General Unsecured Claims. A person who is not an "underwriter" may resell Plan Securities without registration of those securities under the Securities Act, unless such person is a securities "dealer" as defined in section 2(12) of the Securities Act. Under section 1145(b)(1)(A) of the Bankruptcy Code, an entity is an "underwriter" if it purchases a claim against a debtor for the purpose of receiving securities under a plan with a view toward distribution of such securities. Under section 1145(b)(1)(B) of the Bankruptcy Code, an Entity is an "underwriter" if the Entity offers to sell securities distributed under a plan for the Holders of such securities. The Trustee takes no position on whether an Entity is a control person and, therefore, an "underwriter" within the meaning of section 1145, but notes that the legislative history of section 1145 suggests that Congress believed that any Creditor receiving at least ten percent (10%) of a reorganized debtor's securities would be a control person. The Trustee urges Creditors and Interest Holders to consult their own legal and financial advisors with respect to these matters.

     In the event that persons are unable to resell Plan Securities in reliance on section 1145, such persons would be permitted to resell only in conformity with the Securities Act of 1933, and comparable registration requirements under local law, if at all.

          XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     The Trustee believes that the Plan affords the Holders of the Claims and Interests the potential for the greatest realization on the Debtors' Assets and, therefore, is in the best interests of such Holders.

     If the Plan is not confirmed, however, the theoretical alternatives include: (a) sale of the Debtors' Assets pursuant to the Sale Motion and the potential payment of a $5 million Termination Fee to ENB Acquisition if it is not the successful bidder (b) an alternative plan or plans of reorganization; or
(c) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code. The Proponent intends to request the Bankruptcy Court at or before the Confirmation Hearing to determine that the Termination Fee shall not be due and payable upon confirmation or consummation of this Plan.

A.   CONTINUATION OF THE BANKRUPTCY CASE

     If they remain in chapter 11, the Debtors could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. However, the Debtors have been operating under the jurisdiction of the Bankruptcy Court for almost one year, and it is unclear how long they will be able to continue to remain in chapter 11, especially since they have abandoned a plan of reorganization they proposed on April 28, 2000, and have instead proposed to sell substantially all of their Assets.

B.   ALTERNATIVE PLANS OF REORGANIZATION

     Any party in interest in the Case could propose a different plan or plans. Provided the Debtors' Assets are not sold pursuant to section 363 of the Bankruptcy Code with Bankruptcy Court approval outside of a plan, such plans might involve either a reorganization and continuation of the Debtors' businesses, or an orderly liquidation of the Assets, or a combination of both.

C.   LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

     If no plan is confirmed, the Case may be converted to cases under chapter 7 of the Bankruptcy Code. In a chapter 7 case, a trustee or trustees would be appointed to liquidate the Assets of the Debtors. It is impossible to predict how the proceeds of the liquidation would be distributed to the respective Holders of Claims against or Interests in the Debtors.

     However, the Trustee believes that Creditors would lose the substantially higher going concern value if the Debtors were forced to liquidate. In addition, the Trustee believes that in liquidation under chapter 7, before Creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estates. The assets available for distribution to Creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' Assets.

     If the Debtors' Sale Motion is approved, the Debtors may propose to liquidate pursuant to a chapter 11 plan. The delay in distributions likely would result in lower present values received and may result in higher administrative costs than if the Plan were confirmed and consummated. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed.

     Attached as Appendix 3 to this Disclosure Statement is the liquidation analysis that was attached as an exhibit to the Debtors' Disclosure Statement.

     The liquidation analysis shows that sale of the Assets pursuant to section 363(b) of the Bankruptcy Code, as proposed by the Debtors in the Sale Motion, would produce less value for distribution to Creditors and Interest Holders than that recoverable in each instance under the Plan.

                            XII. VOTING REQUIREMENTS

     On April __, 2001, the Bankruptcy Court entered an order ("the Solicitation Procedures Order"), among other things, approving this Disclosure Statement, setting voting procedures and scheduling the hearing on confirmation of the Plan. A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement. The Confirmation Hearing Notice sets forth in detail, among other things, the voting deadlines and objection deadlines with respect to the Plan. The Confirmation Hearing Notice and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.

     If you have any questions about (i) the procedure for voting your Claim or Interest or with respect to the packet of materials that you have received, (ii) the amount of your Claim or your Interest holdings, or (iii) if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043
                                 (973) 509-3190

     The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code and that the disclosures by the Trustee concerning the Plan have been adequate and have included information concerning all payments made or promised by the Trustee in connection with the Plan and the Case. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not bay any means forbidden by law, and under Bankruptcy rule 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

     In particular, the Bankruptcy Court requires the Bankruptcy Court to find, among other things, that (a) the Plan has been accepted by the requisite votes of all Classes of Impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the nonacceptance by one or more such Classes, (b) the Plan is "feasible," which means that there is a reasonable probability that the Trustee will be able to perform his obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation, and (c) the Plan is in the "best interests" of all Holders of Claims and Interests, which means that such Holders will receive at least as much under the Plan as they would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Bankruptcy Court must find that all conditions mentioned about are met before it can confirm the Plan. Thus, even if all the Classes of Impaired Claims and Interests against the Debtors accept the Plan by the requisite votes, the Bankruptcy Court must still make an independent finding that the Plan satisfies these requirements of the Bankruptcy Code, that the Plan is feasible, and that the Plan is in the best interests of the Holders of Claims against and Interests in the Debtors.

A.   PARTIES IN INTEREST ENTITLED TO VOTE

     Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (a) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

     In general, a holder of a claim or interest may vote to accept or to reject a plan if (1) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (2) the claim or interest is impaired by the Plan. If the holder of an impaired claim or impaired interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and plan proponent need not solicit such holder's vote.

     There are no Impaired Classes of Claims under the Plan. The Holder of an Interest that is Impaired under the Plan is entitled to vote to accept or reject the Plan if (1) the Plan provides a distribution in respect of such Interest and
(2) (a) the Interest has been scheduled by the respective Debtor (and such Interest is not scheduled as disputed), (b) the Holder of such Interest has timely filed a Proof of Interest as to which no objection has been filed, or (c) the Holder of such Interest has timely filed a motion pursuant to Rule 3018(a) of the Federal Rules of Bankruptcy Procedure, along with a completed Proof of Interest, seeking temporary allowance of such Interest for voting purposes only and the Debtors have not opposed the Motion, or objected to the Interest, in which case the Holder's vote shall be counted only upon order of the Bankruptcy Court. The Proponent does not believe that the Debtors to date have objected to any Proof of Interest filed in the Case or that the Bankruptcy Court has temporarily Allowed any Disputed Interest.

B.   VOTING INSTRUCTIONS

     Classes 7 and 8 are Impaired under the Plan. Since the Holders of Old Options and Subordinated Securities Claims in Class 8 will not receive or retain any property under the Plan on account of their Interests and Claims, as applicable, Class 8 is deemed not to have accepted the Plan and is not entitled to vote. Accordingly, a Ballot for acceptance or rejection of the Plan is being provided only to Holders of Equity Interests in Class 7 under the Plan.

     Each Holder of an Equity Interest in Class 7 who receives this Disclosure Statement should read it and the Plan, together with all exhibits, in their entirety. After carefully reviewing these documents, please indicate your vote with respect to the Plan on the enclosed Ballot and return it in the envelope provided.

     In voting for or against the Plan, please use only the Ballot sent to you with this Disclosure Statement. If you are a member of an Impaired Class and did not receive a Ballot, if your Ballot is damaged or lost, or if you have any questions concerning voting procedures, please call Logan & Company, telephone 973-509-3190.

     You should complete and sign each enclosed Ballot and return it in the enclosed envelope to Logan & Company, Inc., 546 Valley Road, Upper Montclair, NJ 07043. Facsimile Ballots will be accepted only if they are followed by originals RECEIVED by the balloting agent. before the Confirmation Hearing. To be counted, Ballots must be received on or before April 25, 2001, at 5:00 p.m., prevailing New Jersey time.

     A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Solicitation Procedures order also sets forth assumptions and procedures for tabulating Ballots, including Ballots that are not completed fully or correctly.

                                XIII. CONCLUSION

A.   HEARING ON AND OBJECTION TO CONFIRMATION

     1.   CONFIRMATION HEARING

     The Confirmation Hearing has been scheduled for May__, 2001, at ____ a.m. (prevailing Arizona time). Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties in interest, and the Plan may be modified by the Trustee pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that Hearing, without further notice to parties in interest.

     2.   DATE SET FOR FILING OBJECTIONS TO CONFIRMATION OF THE PLAN

     The time by which all objections to confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Confirmation Hearing Notice has been set for April 25, 2001. A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.

B.   RECOMMENDATION

     The Plan provides for an equitable and early distribution to Creditors of both Debtors and Equity Interest Holders of Bagel Partners and ENBC, preserves the value of the Business as a going concern, and preserves the jobs of employees. The Trustee believes that any alternative to confirmation of the Plan, such as sale of substantially all of the Assets of the Debtors, as proposed by the Debtors' in their Sale Motion, and the subsequent liquidation of the Debtors, would provide no assurance of payment of all creditors' claims in full or of any distribution to holders of interests from the Debtors' Assets and likely would result in smaller recoveries, if any, and a delay in distribution, as compared with the proposed treatment under the Plan. FOR THESE REASONS, THE TRUSTEE URGES YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

Dated: April 2, 2001
       Phoenix, Arizona

                                        /s/ Gerald K. Smith
                                        ----------------------------------------
                                        GERALD K. SMITH, as Trustee
                                        for the BOSTON CHICKEN PLAN TRUST


                                        KLEE, TUCHIN, BOGDANOFF & STERN LLP
                                        1880 Century Park East, Suite 200
                                        Los Angeles, California 90067-1698
                                        Telephone: (310) 407-4000
                                        Facsimile: (310) 407-9090

                                        and

                                        LEWIS AND ROCA LLP 40 North
                                        Central Avenue Phoenix,
                                        Arizona 85004-4429
                                        Telephone (602) 262-5311
                                        Facsimile (602) 262-5747


                                        By /s/ Robert H. McKirgan
                                           -------------------------------------
                                           Robert H. McKirgan, Attorney for
                                           Gerald K. Smith, Trustee for the
                                           Boston Chicken Plan Trust